UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

SPRINT NEXTEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 11, 2010

We will hold the annual meeting of shareholders of Sprint Nextel Corporation on Tuesday, May 11, 2010 at 10:00 a.m. Central time at The Ritz Charles, Overland Park, 9000 W. 137th Street, Overland Park, Kansas 66221 (913-685-2600).

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of ten directors for a one-year term ending 2011;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2010;

3.	Approval of an amendment to the 2007 Omnibus Incentive Plan to permit a one-time stock option exchange program for employees other than our directors and named executive officers;

4.	Vote on three shareholder proposals, if presented at the meeting; and

5.	Any other business that properly comes before the meeting.

We are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material, or Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our annual meeting.

Important Change: Due to a change in the New York Stock Exchange rules, your broker can no longer vote your shares for the election of directors without your instructions. If you do not provide voting instructions to your broker, your shares will not be voted or counted for the election of directors, along with several other important matters. It is, therefore, particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Shareholders of record as of March 12, 2010 can vote at the annual meeting. On or about March 29, 2010, we will mail the Notice or, for shareholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2009. Please vote before the annual meeting in one of the following ways:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

James H. Hance, Jr.
Chairman of the Board of Directors

Overland Park, Kansas

March 29, 2010

General Information About Proxies and Voting

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of shareholders, which will be held at The Ritz Charles, Overland Park, 9000 W. 137th Street, Overland Park, Kansas 66221 at 10:00 a.m. Central time on Tuesday, May 11, 2010. On or about March 29, 2010, we mailed to our shareholders entitled to vote at the meeting the Notice or, for shareholders who have already requested to receive printed materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2009. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251.

Purpose of the Annual Meeting

At the annual meeting, shareholders will be asked to:

•	elect ten directors to serve for a term of one year (Item 1 on the proxy card);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010 (Item 2 on the proxy card);

•

vote on an amendment to the 2007 Omnibus Incentive Plan to permit a one-time, value-for-value stock option exchange program for employees other than our directors and named executive officers (Item 3 on the proxy card);

•	vote on a shareholder proposal concerning political contributions, if presented at the meeting (Item 4 on the proxy card);

•	vote on a shareholder proposal concerning an advisory vote on executive compensation, if presented at the meeting (Item 5 on the proxy card);

•	vote on a shareholder proposal concerning our shareholders’ ability to act by written consent; (Item 6 on the proxy card) and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Record Date; Shareholders Entitled to Vote

The close of business on March 12, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2010 annual meeting or any adjournments or postponements of the 2010 annual meeting.

As of the record date, the following shares were outstanding and entitled to vote:

Designation	Outstanding	Votes per Share
Series 1 common stock	2,972,908,796	1.0000
Series 2 common stock	35,000,000	0.1000

The relative voting power of our different series of voting stock is set forth in our articles of incorporation.

A complete list of shareholders entitled to vote at the 2010 annual meeting will be available for examination by any shareholder at 6200 Sprint Parkway, Overland Park, Kansas 66251 for purposes pertaining to the 2010 annual meeting during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

“Street Name” and Broker Non-Votes

You are a “record holder” if you hold our shares directly in your name through our transfer agent, Computershare Trust Company, N.A. as a stockholder of record. If you hold our shares through a broker, bank, financial institution, trust or other nominee, then you are a holder of our shares in “street name.” As a result, you must instruct the broker or other nominee about how to vote your shares.

A broker “non-vote” occurs when a shareholder holding in “street name” fails to provide voting instructions to his or her broker or other nominee. Under the rules of the New York Stock Exchange, which we refer to as NYSE, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters. Those items for which a shareholder’s broker or other nominee does not have discretion to vote are treated as broker “non-votes.”

Due to a change in the NYSE rules, your broker or other nominee can no longer vote your shares for the election of directors without your instructions. If you do not provide voting instructions to your broker, your shares will not be voted or counted for the election of directors, along with several other important matters.

Quorum

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum.

Votes Required

Required Vote to Elect the Directors (Proposal 1; Item 1 on the Proxy Card)

Each of the ten nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the annual meeting. A summary of our majority voting standard appears on page 26 under “Proposal 1—Election of Directors—Board Committees and Director Meetings—The Nominating and Corporate Governance Committee—Majority Voting.”

Important Change: Due to a change in the NYSE rules, your broker can no longer vote your shares for the election of directors without your instructions. If you do not provide voting instructions to your broker, your shares will not be voted or counted for the election of directors, along with several other important matters. It is, therefore, particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Required Vote to Ratify the Appointment of our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to ratify the appointment of KPMG as our independent registered public accounting firm for 2010.

Required Vote to Approve an Amendment to the 2007 Omnibus Incentive Plan to permit a one-time stock option exchange program for employees other than our directors and named executive officers (Proposal 3; Item 3 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to approve the management proposal concerning an amendment to the 2007 Omnibus Incentive Plan to permit a one-time, value-for-value stock option exchange program for employees other than our directors and named executive officers.

Required Vote to Approve the Shareholder Proposals (Proposals 4, 5and 6; Items 4, 5 and 6 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to approve the shareholder proposals, if presented at the annual meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If a shareholder marks the “Abstain” box, it will have no effect on the vote for Proposal 1, but it will have the same effect as a vote against Proposals 2 through 6. If a shareholder does not return a proxy, it will have no effect on the vote for the proposals. Broker non-votes for non-routine proposals (Proposals 1 and 3 through 6) will also have no effect on the vote for the proposals. If a proxy is returned without indication as to how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1, 2 and 3, and voted against Proposals 4, 5 and 6.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the 2010 annual meeting in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a record holder:

•	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

•	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that shareholders vote as soon as possible. When the proxy is properly returned, the shares of stock represented by the proxy will be voted at the 2010 annual meeting in accordance with the instructions contained in the proxy.

If any proxy is returned without indication as to how to vote, the stock represented by the proxy will be considered to be voted in favor of Proposals 1, 2 and 3, and voted against Proposals 4, 5 and 6. Unless a shareholder checks the box on the proxy card to withhold discretionary authority, the proxies may use their discretion to vote on other matters introduced at the 2010 annual meeting.

If a shareholder’s shares are held in “street name” by a broker or other nominee, the shareholder should review the voting form used by that firm to determine whether the shareholder may provide voting instructions to the broker or other nominee by telephone or the Internet.

Every shareholder’s vote is important. Accordingly, you should vote via the Internet or by telephone; sign, date and return the enclosed proxy card if you received it by mail; or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Revocability of Proxies and Changes to a Shareholder’s Vote

A shareholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

•	by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•

by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and in each case following the instructions to revoke or change your vote; or

•

by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given, or by revoking your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2010 annual meeting. Once voting on a particular matter is completed at the annual meeting, you will not be able to revoke your proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change your vote.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, email, personal interviews or other methods of communication. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies and will pay Georgeson a fee of $9,000 plus out-of-pocket expenses for its services.

Voting by Our Employees Participating in the Sprint Nextel 401(k) Plan

If you are an employee of Sprint Nextel who has a right to vote shares acquired through your participation in our 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information for any shares held in your 401(k) plan account, as well as any other shares registered in your own name.

If you do not instruct the trustee how to vote your shares, the 401(k) plan provides for the trustee to vote those shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by May 6, 2010.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

Rules of the Securities and Exchange Commission, or the SEC, allow us to deliver multiple Notices in a single envelope or a single copy of an annual report and proxy statement to any household where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits shareholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs and reducing the environmental impact associated with our annual meeting.

We mailed Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the shareholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for shareholders who previously requested a printed set of the proxy materials, we mailed each shareholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future annual meetings and you are a record holder, you may request a duplicate set by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, by email at shareholder.relations@sprint.com or by calling 913-794-1091, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another shareholder, and you receive duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a record holder, please contact Sprint Nextel Shareholder Relations using one of the contact methods described above. If a broker or other nominee holds your shares, you should follow the instructions on your voting instruction form or contact your broker.

If you hold some shares as a record holder or through our 401(k) plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Electronic Delivery of the Proxy Materials

We are able to distribute the annual report and proxy statement to shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address, eliminates the cost of sending these documents by mail and reduces the environmental impact associated with our annual meeting. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Alternatively, you may elect to receive all future annual reports and proxy statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

If you have enrolled for electronic delivery, you will receive an email notice of shareholder meetings. The email will provide links to our annual report and our proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view these documents on-line, which you can download for free by visiting www.adobe.com. The email will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential Voting Policy

Your votes are kept confidential from our directors, officers and employees, subject to certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of the proxy card is sent to us.

Attending the Meeting

Shareholders, their guests and persons holding proxies from shareholders may attend the annual meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, you are required to bring proof of ownership to the meeting. For instance, a brokerage account statement showing that you owned our shares on March 12, 2010 is acceptable proof.

Conference Call and Audio Webcast

Shareholders may listen live by phone or audio webcast to our annual meeting. The dial-in numbers for the conference call will be posted at www.sprint.com/investors/shareholders/annualmeeting before the meeting. Lines are limited and will be available on a first-come, first-served basis. Shareholders may access the audio webcast of our annual meeting at the same web address. This is an audio-only webcast with no video or other materials.

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of five percent or more of our voting common stock.

For purposes of the table below, beneficial ownership is determined based on Rule 13d-3 of the Securities Exchange Act of 1934, which states that a beneficial owner is any person who directly or indirectly has or shares voting and/or investment or dispositive power.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	287,597,070 shares	(1)	10.0%

	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	264,973,142 shares	(2)	9.4%

	Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	226,743,228 shares	(3)	7.9%

	Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	203,606,249 shares	(4)	7.1%

	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	166,473,600 shares	(5)	5.8%

(1)	According to a Schedule 13G/A filed with the SEC on February 16, 2010, Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of 278,261,721 shares. FMR LLC is the beneficial owner of, and has sole voting power with respect to, 8,901,749 shares and sole dispositive voting power with respect to all of the shares.
(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, AXA Financial, Inc. together with AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA has sole voting power with respect to 210,593,186 shares and sole dispositive power with respect to all of the shares.
(3)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Dodge & Cox has sole voting power with respect to 215,734,228 shares, and sole dispositive voting power with respect to all of the shares.
(4)	According to a Schedule 13G/A filed with the SEC on February 3, 2010 by The Bank of New York Mellon Corporation, MBC Investment Corporation, Neptune LLC, Mellon International Holdings S.AR.L., BNY Mellon International Limited., Newton Management Limited and Newton Investment Management Limited. According to the Schedule 13G/A, The Bank of New York Mellon Corporation is the beneficial owner of, and has sole voting power with respect to 186,366,394 shares, and sole dispositive power with respect to 202,819,081 shares.
(5)	According to a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA on December 1, 2009. According to the Schedule 13G, BlackRock is the beneficial owner of, and has sole voting power and sole dispositive power with respect to, all of the shares.

Security Ownership of Directors and Executive Officers

The following table states the number of shares of our voting common stock beneficially owned as of March 12, 2010 by each director, named executive officer and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name of Beneficial Owner	Shares Owned	Shares Covered by Exercisable Options and RSUs to be Delivered(1)	Shares Represented by RSUs(2) or RSAs(3)	Percentage of Common Stock
Robert R. Bennett	43,812	18,762	0	*
Gordon M. Bethune	32,330	18,762	0	*
Robert H. Brust	13,790	573,342	650,254	*
Keith O. Cowan	430,986	703,786	331,822	*
Steven L. Elfman	287,261	888,785	96,774	*
Larry C. Glasscock	48,761	18,762	0	*
James J. Hance, Jr.	53,270	18,762	0	*
Daniel R. Hesse	1,344,117	3,263,410	562,217	*
V. Janet Hill	33,943	148,511	0	*
Frank Ianna	13,609	18,762	0	*
Sven-Christer Nilsson	7,100	18,762	0	*
William R. Nuti	10,965	18,762	0	*
Rodney O’Neal	18,464	18,762	0	*
Daniel H. Schulman	0	410,040	1,575,237	*

Directors and Executive Officers as a group (21 persons)	2,814,147	7,521,977	3,463,447	*

*	Indicates ownership of less than 1%.
(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and shares of stock that underlie restricted stock units, which we refer to as RSUs, to be delivered, on or within 60 days after March 12, 2010 under our equity-based incentive plans.
(2)	Represents unvested RSUs with respect to which we will issue the underlying shares of our common stock after the units vest. There are no voting rights with respect to these RSUs. These amounts do not include any RSUs covered by footnote 1.
(3)	With respect to Mr. Schulman, includes 182,292 restricted stock awards, which we refer to as RSAs, that vest on May 23, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our shares and other equity securities. These people are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file, and we make these reports available at www.sprint.com/investors/sec.

To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, during 2009 all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our equity securities were met, except for one late Form 4 filing in August 2009 for Mr. Nilsson to report shares withheld by us to satisfy statutory tax withholding requirements.

Proposal 1. Election of Directors

(Item 1 on Proxy Card)

We currently have ten seats on our board. Each of the ten nominees, if elected, will serve one year until the 2011 annual meeting and until a successor has been elected and qualified. The persons named in the accompanying proxy will vote for the election of the nominees named below unless a shareholder directs otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

The board believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board. As described on page 25 under “Proposal 1—Election of Directors—Board Committees and Director Meetings—The Nominating and Corporate Governance Committee—Director Nomination Process,” the Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee, considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to the board, all within the context of an assessment of the needs of the board at that point in time. Factors that the Nominating Committee considers include, but are not limited to, the candidate’s: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit or other institution; (4) independence from our company; (5) ability to contribute diverse views and perspectives; (6) business acumen; and (7) ability and willingness to devote the time and attention necessary to be an effective director.

All our directors bring to our board significant executive leadership experience derived from their service as executives and, in most cases chief executive officers, of large corporations. They also all bring extensive board experience and a diversity of views and perspectives derived from their individual experiences working in a broad range of industries and occupations. The process undertaken by the Nominating Committee in recommending qualified director candidates is described in more detail below on page 25 under “Proposal 1—Election of Directors—Board Committees and Director Meetings—The Nominating and Corporate Governance Committee—Director Nomination Process,” Certain individual experiences, qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the following paragraphs.

Nominees for Director

Robert R. Bennett, age 51. Principal of Hilltop Investments, LLC, a private investment company. Mr. Bennett served as President of Discovery Holding Company from March 2005 until September 2008, when the company merged with Discovery Communications, Inc., creating a new public company. Mr. Bennett also served as President and Chief Executive Officer of Liberty Media Corporation from April 1997 until August 2005 and continued as President until March 2006. He was with Liberty Media from its inception, serving as its principal financial officer and in various other capacities. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. and the Bank of New York. Mr. Bennett serves as a director of Discovery Communications, Inc. and Liberty Media Corporation. During the past five years, Mr. Bennett formerly served as a director of Discovery Holding Company. Mr. Bennett has served as one of our directors since October 2006. Mr. Bennett has extensive knowledge of the capital markets and other financial and operational issues from his experiences as a principal financial officer and president and chief executive officer of Liberty Media, which allows him to provide an invaluable perspective to the board’s discussions of financial and operational matters.

Gordon M. Bethune, age 68. Retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. He served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 30, 2004. He is a director of Honeywell International Inc. and Prudential Financial, Inc. During the past five years, Mr. Bethune formerly served as a director of Willis Group Holdings, Limited. Mr. Bethune has served as one of our directors since March 2004. Mr. Bethune has extensive experience serving as a chief executive officer and director of large international corporations, which provides the board a perspective of someone familiar with all facets of an international enterprise.

Larry C. Glasscock, age 61. Retired Chairman of the Board of WellPoint, Inc., a health benefits company. Mr. Glasscock served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks Inc.) until June 2007 and as Chairman of WellPoint, Inc. from November 2005 until March 2010. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003. He is a director of Zimmer Holdings, Inc. and Simon Property Group, Inc. Mr. Glasscock has served as one of our directors since August 2007. Mr. Glasscock’s prior experience as the chairman, president and chief executive officer of WellPoint, Inc. and its predecessor companies, during which time the companies grew from approximately $6 billion in revenue to more than $60 billion in revenue, provide a unique insight into the challenges and opportunities involved in growing a company within a highly competitive industry, and his expertise derived from over 20 years of experience in financial services and as a senior executive and director enable him to provide invaluable assistance to the board on financial and marketing matters.

James H. Hance, Jr., age 65. Chairman of the Board of Sprint Nextel. Mr. Hance serves as a Senior Advisor to The Carlyle Group. He served as the Vice Chairman of Bank of America Corporation from 1993 until his retirement on January 31, 2005 and as the Chief Financial Officer of Bank of America Corporation from 1988 until April 2004. He is a director of Morgan Stanley, Cousins Properties Incorporated, Duke Energy Corporation, and Rayonier Corporation. During the past five years, Mr. Hance formerly served as a director for EnPro Industries, Inc. and Summit Properties Inc. Mr. Hance has served as one of our directors since February 2005. Mr. Hance’s experience as a director for a wide variety of large corporations and his extensive experience in the financial services industry, which included responsibility for financial and accounting matters while serving as Chief Financial Officer of Bank of America Corporation, provide an invaluable perspective into the diverse issues facing an international enterprise, particularly relating to financial matters.

Daniel R. Hesse, age 56. President and Chief Executive Officer of Sprint Nextel. Before becoming the President and Chief Executive Officer of Sprint Nextel on December 17, 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation. He served as Chief Executive Officer of Sprint’s Local Telecommunications Division from June 2005 until the Embarq spin-off in May 2006. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corporation, a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He serves on the board of directors of Clearwire Corporation and on the National Board of Governors of the Boys and Girls Clubs of America. During the past five years, Mr. Hesse formerly served as a director of Embarq Corporation, Nokia Corporation, Terabeam Corporation, and VF Corporation. Mr. Hesse has served as one of our directors since December 2007. As our president and chief executive officer, Mr. Hesse provides the board with unparalleled insight into our company’s operations, and his 33 years of experience in the telecommunications industry provides substantial knowledge of the challenges and opportunities facing our company.

V. Janet Hill, age 62. Since 1981, Mrs. Hill has been Vice President of Alexander & Associates, Inc., a corporate consulting firm. Mrs. Hill also serves as a director of Wendy’s/Arby’s Group, Inc. and Dean Foods, Inc. Mrs. Hill served as a director of Nextel Communications, Inc. from November 1999 until its merger with Sprint Corporation in August 2005, and she has served as one of our directors since 2005. Mrs. Hill’s significant experience as a consultant to and director of large commercial enterprises provide our board with the keen insight of someone whose expertise is advising companies on the governance and operational challenges facing international consumer companies.

Frank Ianna, age 60. Chief Executive Officer and Director, Attila Technologies LLC, a Technogenesis Company incubated at Stevens Institute of Technology. Mr. Ianna retired from AT&T in 2003 after a 31-year career serving in various executive positions, most recently as President of Network Services. Following his retirement, Mr. Ianna served as a business consultant, executive and board member for several private and nonprofit enterprises. Mr. Ianna is a director of Tellabs, Inc. and Clearwire Corporation. Mr. Ianna has served as one of our directors since March 2009. Mr. Ianna’s vast experience in the telecommunications industry as an executive and director for a diverse array of enterprises allow him to provide a unique perspective to the board on a wide variety of issues.

Sven-Christer Nilsson, age 65. Owner and Founder, Ripasso AB, Ängelholm, Sweden, a private business advisory company. Mr. Nilsson serves as an advisor and board member for companies throughout the world. He previously served in various executive positions for The Ericsson Group from 1982 through 1999, including as its President and Chief Executive Officer from 1998 through 1999. Mr. Nilsson is a director of Ceva, Inc., Tilgin AB, and Assa Abloy AB. During the past five years, Mr. Nilsson formerly served as a director of TeliaSonera AB. He serves as the Chairman of the Swedish Public Service Broadcasting Foundation and of the (Swedish) Defense Materiel Administration. Mr. Nilsson has served as one of our directors since November 2008. Mr. Nilsson has a decades-long record of achievement in the international telecommunications marketplace, which gives our board a unique international perspective, and his experience as a chief executive officer and director of several enterprises provides the perspective of a leader familiar with the challenges and opportunities facing our company.

William R. Nuti, age 46. Chairman of the Board, Chief Executive Officer and President of NCR Corporation, a global technology company. Mr. Nuti has served as Chief Executive Officer and President of NCR since August 2005, and as Chairman of NCR since October 2007. Before joining NCR, Mr. Nuti had served as President and Chief Executive Officer of Symbol Technologies, Inc. from 2003 to 2005, and as President and Chief Operating Officer of Symbol Technologies from 2002 to 2003. Mr. Nuti joined Symbol Technologies in 2002 following more than 10 years at Cisco Systems, where he advanced to the dual role of senior vice president of the company’s Worldwide Service Provider Operations and senior vice president of U.S. Theater Operations. During the past five years, Mr. Nuti formerly served as a director of Symbol Technologies, Inc. Mr. Nuti has served as one of our directors since June 2008. As a current chairman and chief executive officer of a global technology company, Mr. Nuti provides the board an invaluable perspective of someone with primary responsibility for the oversight of all facets of an international enterprise in today’s global economy.

Rodney O’Neal, age 56. Chief Executive Officer and President of Delphi Automotive LLP, a global supplier of mobile electronics and transportation systems. Mr. O’Neal has served as Chief Executive Officer and President of Delphi since January 2007. He previously served as President and Chief Operating Officer of Delphi from January 2005 until January 2007. In 2000, Mr. O’Neal was named Executive Vice President of the former Safety, Thermal & Electrical Architecture Sector at Delphi. In 2003, he was named president of the Dynamics, Propulsion, and Thermal Sector. Previously, he served in a variety of domestic and international operating assignments for both Delphi and its former parent company, General Motors. He is a director of The Goodyear Tire & Rubber Company. During the past five years, Mr. O’Neal previously served as a director of Delphi Corporation. Mr. O’Neal has served as one of our directors since August 2007. Mr. O’Neal has extensive senior management experience as both a chief executive officer and director, which provides the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees for director in this Proposal 1.

Compensation of Directors

The following table provides compensation information for our current and former directors who served during 2009. Compensation information for Mr. Hesse, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)($)	Total ($)
Robert R. Bennett	121,000	100,001	—	—	—	—	221,001
Gordon M. Bethune	119,000	100,001	—	—	—	2,500	221,501
Larry C. Glasscock	111,000	100,001	—	—	—	—	211,001
James H. Hance, Jr.	282,000	100,001	—	—	—	7,500	389,501
V. Janet Hill	112,250	100,001	—	—	—	—	212,251
Frank Ianna(4)	74,333	128,239	—	—	—	—	202,572
Sven-Christer Nilsson	89,000	100,001	—	—	—	—	189,001
William R. Nuti	98,000	100,001	—	—	—	—	198,001
Rodney O’Neal	95,000	100,001	—	—	—	—	195,001
Former Directors
Irvine O. Hockaday, Jr.(5)	39,000	—	—	—	—	3,230	42,230

(1)	Includes annual retainer fees; Chairman, committee and/or committee chair fees; and board and committee meeting fees.
(2)	Represents the grant date fair value of stock awards.

For a discussion of the assumptions used in determining the compensation cost associated with stock awards, see note 13 of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2009. We did not issue stock options to outside directors as part of our 2009 outside director compensation program.

On May 12, 2009, we issued 18,762 RSUs to each of our outside directors serving on the board at the time in connection with their annual RSU grant for 2009. The grant date fair market value of the 2009 RSU grant to each of our outside directors is $100,001, which is the product of the per share grant date fair market value multiplied by the number of RSUs granted. To determine the grant date fair market value, we used the trading price of $5.33 per share at the close of market on the May 12, 2009 grant date.

Any new outside director joining the board receives a grant of prorated RSUs upon his or her appointment. The methodology for determining the number of potential RSUs awarded is described on page 17 under “—Restricted Stock Units.” On February 25, 2009, the board’s Compensation Committee granted 8,609 RSUs to Mr. Ianna, effective as of March 3, 2009, which was the effective date of Mr. Ianna’s board appointment.

As of December 31, 2009, the outside directors held stock awards in the form of RSUs as set forth in the following table:

Name	Aggregate Number of Sprint Nextel RSUs Outstanding at December 31, 2009
Robert R. Bennett	18,762
Gordon M. Bethune	18,762
Larry C. Glasscock	18,762
James H. Hance, Jr.	18,762
V. Janet Hill	18,762
Frank Ianna	18,762
Sven-Christer Nilsson	18,762
William R. Nuti	18,762
Rodney O’Neal	18,762
Former Directors
Irvine O. Hockaday, Jr.	—

Although we issued no cash dividends in 2009, it is our policy that any cash dividend equivalents on the RSUs granted to the outside directors are reinvested into RSUs, which vest when the underlying RSUs vest. This table reflects the number of stock awards outstanding as of December 31, 2009 attributable to compensation paid by us to our directors.

As of December 31, 2009, the outside directors held outstanding option awards, all of which are vested, as set forth in the following table:

Name	Aggregate Number of Shares Underlying Sprint Nextel Option Awards Outstanding at December 31, 2009
Robert R. Bennett	—
Gordon M. Bethune	—
Larry C. Glasscock	—
James H. Hance, Jr.	—
V. Janet Hill	158,232
Frank Ianna	—
Sven-Christer Nilsson	—
William R. Nuti	—
Rodney O’Neal	—
Former Directors
Irvine O. Hockaday, Jr.	35,902

This table includes options granted to Mr. Hockaday under Sprint’s 1997 Long-Term Stock Incentive Program in February 2002. Options granted to Mrs. Hill were granted under the Nextel incentive equity plan prior to the Sprint-Nextel merger. Since the merger, we have not issued stock options to our outside directors as part of our outside director compensation program.
(3)	Includes the charitable matching contributions made on the director’s behalf in 2009 under our Sprint Foundation matching gift program described below on page 18 as follows: Mr. Bethune, $2,500; Mr. Hance, $7,500; and Mr. Hockaday, $2,500
(4)	Mr. Ianna joined our board effective March 3, 2009.
(5)	Mr. Hockaday retired from our board on May 12, 2009.

Our outside directors are directors who are not our employees. The compensation of our outside directors is partially equity-based and is designed to comply with our Corporate Governance Guidelines, which provide that the guiding principles behind our outside director compensation practices are: (1) alignment with shareholder interests, (2) preservation of outside director independence and (3) preservation of the fiduciary duties owed to all shareholders. Our outside directors are also reimbursed for direct expenses relating to their activities as members of our board of directors.

Annual Retainers, Additional Retainers and Meeting Fees

Our outside directors are each paid $70,000 annually plus meeting fees and the following additional retainers:

•	the Chairman receives an additional annual retainer of $150,000;

•	the Chair of the Audit Committee receives an additional annual retainer of $20,000;

•	the Chair of the Compensation Committee receives an additional annual retainer of $15,000; and

•	the Chairs of the Finance Committee and the Nominating Committee each receive an additional annual retainer of $10,000.

For each meeting attended, we pay our outside directors the following fees:

•	$2,000 for in-person board and committee meetings; and

•	$1,000 for board and committee meetings attended telephonically.

Our directors are entitled to participate in our Deferred Compensation Plan, a nonqualified and unfunded plan under which our outside directors can defer receipt of all or part of their annual and additional retainer fees and meeting fees into various investment funds and stock indices, including a fund that tracks our shares. In 2009, no directors participated in our Deferred Compensation Plan. Also, our directors may participate in our Directors’ Shares Plan, under which they can elect to use all or part of their annual and additional retainer fees and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Our outside directors can also elect to defer receipt of these shares. In 2009, no directors participated in our Directors’ Shares Plan. On an annual basis, our outside directors are given the opportunity to either enroll in or discontinue their participation in one or both of these plans.

Restricted Stock Units

Each of our outside directors receives a targeted annual grant of $100,000 in RSUs representing shares of our common stock. Generally, the RSUs are granted each year on the date of the annual meeting of shareholders and each grant vests in full upon the subsequent annual meeting. Any new outside board member joining the board receives a grant of prorated RSUs upon his or her appointment that vests in full upon the subsequent annual meeting. The dollar value of the outside directors’ targeted annual grant ($100,000) is prorated for the time period between the date of the director’s initial appointment to the board and the date of the subsequent annual meeting. The prorated RSU grant is intended to offer a competitive compensation package to our outside directors, immediately align the interests of outside directors with our shareholders’ interests and be consistent with the manner in which the cash retainers are paid upon an outside director joining the board.

Stock Ownership Guidelines

Our director stock ownership guidelines require our outside directors to hold equity or equity interests in our shares with a fair value of at least $140,000, which is two times the annual retainer fee. Each outside director is expected to meet this ownership level by the second anniversary of the director’s initial election or appointment to the board. Our director stock ownership guidelines provide the board with flexibility to grant exceptions based on its consideration of individual circumstances. As of December 31, 2009, of the six current outside directors who have served on our board for two or more years, all six were in compliance with our director stock ownership guidelines. The same stock and stock equivalents that count towards the stock ownership guidelines for our executive officers (as described on page 27 under “Executive Compensation—Compensation Discussion and Analysis”) are used to determine our outside directors’ compliance with the director stock ownership guidelines.

In addition, active outside directors are required to retain for a period of at least 12 months all shares or share equivalents (e.g., options or RSUs) received from us, except for shares sold for the payment of taxes as a result of shares becoming available to the outside director or delivered to pay for the acquisition of additional shares through the exercise of a stock option or otherwise. The 12-month period begins on the date any restrictions or vesting periods have lapsed on the shares or share equivalents (including stock options). The outside directors are subject to this holding period until they leave our board.

Other Benefits

We believe that it serves the interests of our company and our shareholders to enable our outside directors to utilize our communications services. Accordingly, each outside director is entitled to receive an unlimited number of wireless devices, including accessories, and the related wireless service, wireline long distance services and long distance calling cards with a maximum limit of $12,000 per year. Outside directors may also receive specialized equipment, such as a repeater or AIRAVETM device, on an as-needed basis, with equipment valued at greater than $1,000 requiring Compensation Committee approval. In addition to the value of the communications service, the value of any additional services and features (e.g., ringers, call tones, directory assistance), and the value of the wireless devices, replacements and associated accessories are included in the value of the communications benefit. The value of any communications benefits realized by a director is subject to applicable income taxes, which taxes are paid by the director. There may be other circumstances in which devices are provided to board members (such as demonstration, field testing and training units, or devices for use while traveling internationally); these devices must be returned or they will be converted to a consumer account and applied toward the wireless devices under this communications benefit once the devices reach production.

Under our charitable matching gifts program, the Sprint Foundation matches contributions made to qualifying organizations on a dollar-for-dollar basis, up to the annual donor maximum of $5,000. The annual maximum contribution per donor, per organization is $2,500. As described in the director compensation table, Messrs. Bethune, Hance and Hockaday were the only outside directors for whom the Sprint Foundation provided matching charitable contributions in 2009.

We currently do not offer retirement benefits to outside directors.

Corporate Governance Matters

Our board and senior management devote considerable time and attention to corporate governance matters. We maintain a comprehensive set of corporate governance initiatives that include the following:

•

refinement of our policies and goals with respect to the determination of executive compensation programs, including increasing emphasis on performance-based equity compensation, as further described on page 27 under “Executive Compensation—Compensation Discussion and Analysis;”

•	amending our bylaws to implement a right to call a special meeting of shareholders for the holders of at least ten percent of our outstanding shares of common stock;

•	implementing a majority vote standard in an uncontested election of directors;

•	implementing an executive compensation clawback policy, which is discussed on page 34;

•	implementing a policy regarding independent executive compensation consultants, which is discussed on page 28;

•	conducting annual board, committee and director self evaluations;

•	declassification of the board;

•	adherence to strict independence standards for directors that meet or exceed NYSE listing standards;

•	requiring the outside directors to hold executive sessions without management present, no less than three times a year, at or in conjunction with regularly-scheduled board meetings;

•	requiring the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating Committee to be composed entirely of independent directors;

•	publication on our website of our Corporate Governance Guidelines and charters for all standing committees of the board, which detail important aspects of our governance policies and practices;

•	maintaining limits on the number of other public company boards and audit committees on which our directors may serve;

•

maintaining a policy that prohibits our independent registered public accounting firm from providing professional services, including tax services, to any employee or board member or any of their immediate family members that would impair the independence of our independent registered public accounting firm;

•	maintaining stock ownership guidelines for vice presidents and above and outside directors; and

•

maintaining limits on payments made in any future severance agreement with any officer at the level of senior vice president or above as further described on page 27 under “Executive Compensation—Compensation Discussion and Analysis.”

We value the views of our shareholders and other interested parties. Consistent with this approach, our board has established a system to receive, track and respond to communications from shareholders and other interested parties addressed to our board or to our outside directors. A statement regarding our board communications policy is available at www.sprint.com/governance. Any shareholder or other interested party who wishes to communicate with our board or our outside directors may write to Board Communications Designee, Sprint Nextel Corporation, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, KS 66251 or send an email to boardinquiries@sprint.com. Our board has instructed the Board Communications Designee to examine incoming communications to determine whether the communications are relevant to our board’s roles and responsibilities. The Board Communications Designee will review all appropriate communications and report on the communications to the chair of or the full Nominating Committee, the Chairman of our full board, or the outside directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant board source. Communications relating to accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee in accordance with our policy on communications with the board of directors.

Board Leadership Structure

Since 2007, the Board has determined that designating an independent director to act as the non-executive Chairman serves the best interests of the company and our shareholders and the unique qualifications and skills of our non-executive Chairman. In addition, each of the board’s standing committees, except the Executive Committee, consist entirely of independent directors, as determined on an annual basis by the board using the criteria set forth in our Corporate Governance Guidelines and described below.

James H. Hance, Jr. currently serves as our Chairman. As detailed in our Corporate Governance Guidelines, the responsibilities and authority of our Chairman are designed to facilitate the board’s oversight of management and ensure the appropriate flow of information between the board and management, and include the following:

•	determining an appropriate schedule for board meetings and seeking to ensure that the outside directors can perform their duties responsibly while not interfering with the operations of the company;

•	setting agendas for board meetings, with the understanding that agenda items requested on behalf of the outside directors will be included on the agenda;

•

determining the quality, quantity and timeliness of the flow of information from management that is necessary for the outside directors to perform their duties effectively and responsibly, with the understanding that the outside directors will receive any information requested on their behalf by the Chairman;

•	coordinating, developing the agenda for, chairing and moderating meetings of the outside directors;

•

acting as principal liaison between outside directors and the Chief Executive Officer, or CEO, on sensitive issues and, when necessary, ensure the full discussion of those sensitive issues at board meetings;

•	providing input to the Compensation Committee regarding the CEO performance and meet, along with the chair of the Compensation Committee, with the CEO to discuss the board’s evaluation;

•

assisting the Nominating Committee, the board and our company’s officers in assuring compliance with and implementation of the Corporate Governance Guidelines, and providing input to the Nominating Committee on revisions to the guidelines; and

•

providing input to the Nominating Committee regarding the appointment of chairs and members of the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Nominating Committee.

The Chairman and the other directors may, from time to time, with the CEO’s knowledge and in most instances with members of management present, meet with outside parties on issues of importance to all shareholders.

A current copy of our Corporate Governance Guidelines and the charters for all standing committees of the board are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com.

Independence of Directors

Our board has adopted a definition of director independence that in several areas exceeds the listing standards of the NYSE. Our Corporate Governance Guidelines require that at least two-thirds of our board be independent. Under our Corporate Governance Guidelines, our board will determine affirmatively whether a director is “independent” on an annual basis and disclose these determinations in our annual proxy statement. That determination is set forth below. A director will not be independent unless the board, considering all relevant circumstances, determines that the director does not have a material relationship with us, including any of our consolidated subsidiaries. A director will not be independent if:

•	during the preceding five years, the director or an immediate family member (as defined below) of the director was employed by our company;

•

during any 12-month period in the last three years, the director or an immediate family member of the director received more than $120,000 per year in direct compensation from us, other than excluded compensation (as defined below);

•

during the preceding five years: (1) the director was affiliated with or employed by an independent registered public accounting firm that is or was the internal or external auditor of our company; (2) the director has an immediate family member who is a current partner of such firm; (3) the director has an immediate family member who is a current employee of such firm and personally works on our audit; or (4) the director or an immediate family member was a partner or employee of such firm and personally worked on our audit within that time;

•

during the preceding five years, an executive officer of our company served on the compensation committee of the board of another company that concurrently employed the director or an immediate family member of the director as an executive officer;

•	an executive officer of our company serves on the board of a company that employs the director or an immediate family member of the director as an executive officer;

•

during the current or previous fiscal year, the director or an immediate family member of the director accepted any payments (other than those arising from investments in our securities, excluded compensation, or other non-discretionary compensation) from us in excess of $45,000;

•

the director is an employee of, or an immediate family member of the director is an executive officer of, any company to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 2% of the other company’s consolidated gross revenues or $1,000,000; or

•

the director is a partner in or controlling shareholder or executive officer of any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities) that during any of the preceding three fiscal years exceeded the greater of 3% of the recipient’s (i.e., our company’s or the other organization’s) consolidated gross revenues or $200,000.

Our board may determine that a director who does not meet the standards in the fifth, sixth or eighth bullet points above nevertheless is independent. Following any such determination, our board will disclose a detailed explanation of its determination in our annual proxy statement. In no event will our board make such determination for a director for more than two consecutive years.

Our board uses the following definitions to determine director independence:

•

“excluded compensation” means director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	“executive officer” has the meaning set forth in Rule 303A.02 of the NYSE, as amended from time to time; and

•	“immediate family member” means any person included in such term as it is defined in Rule 303A.02 of the NYSE or the rules and regulations of the SEC.

In determining the independence of the outside directors, our board considered whether our outside directors, their immediate family members, and the companies with which they are employed as an executive officer (if applicable) have any relationships with our company that would prevent them from meeting the independence standards listed above, as well as the listing standards of the NYSE. In performing its review, our board considered the responses provided by the outside directors in their director questionnaires and determined that the following director nominees for re-election at the 2010 Annual Meeting have no material relationship with our company and are independent using the definition described above: Mrs. Hill and Messrs. Bennett, Bethune, Glasscock, Hance, Ianna, Nilsson, Nuti and O’Neal. Based on these standards, each of our outside directors who are standing for re-election are independent directors. The Audit Committee, the Finance Committee, the Compensation Committee, and the Nominating Committee are composed entirely of independent directors.

Risk Management

The board takes an active role in overseeing management of the company’s risks, both through its own consideration of risks associated with our operations and strategic initiatives and through its committees’ consideration of various risks applicable to such committees’ areas of focus, which are comprised solely of independent directors. The Audit Committee reviews enterprise risks as part of its purpose to assist the board in fulfilling the board’s oversight responsibilities with respect to the company’s enterprise risk management program. The Audit Committee receives regular reports regarding enterprise risk management matters from members of management who oversee the company’s Corporate Audit Services organization, and informs the board of such matters through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk management program, the board also reviews information concerning other risks through regular reports of its other committees, including information regarding financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating Committee.

Board Committees and Director Meetings

Board Meetings

During 2009, our board of directors held nine meetings. Our board of directors has the following standing committees: an Audit Committee, a Finance Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Directors are expected to devote sufficient time to prepare properly for and attend meetings of our board, its committees and executive sessions, and to attend our annual meeting of shareholders. All directors attended at least 75% of the meetings of the board and board committees on which they served during 2009, and all of the directors who served on our board at the time of our 2009 annual meeting attended that annual meeting.

Meetings of Outside Directors

In addition to board and committee meetings, our outside directors met four times in 2009 without management present.

The Audit Committee

The primary purpose of the Audit Committee is to assist our board in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements and related disclosures, as well as related accounting and financial reporting processes;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, independence, audit and review scope, and performance;

•	the audit scope and performance of our internal audit function;

•	our ethics and compliance program; and

•	our Enterprise Risk Management Program.

The Audit Committee also has sole authority for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm. The committee’s principal responsibilities in serving these functions are described in the Audit Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary.

Current copies of the Audit Committee Charter and our code of ethics, The Sprint Nextel Code of Conduct, both of which comply with the SEC rules and the NYSE corporate governance standards, are available at www.sprint.com/governance. Copies of the Audit Committee Charter and The Sprint Nextel Code of Conduct may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com.

The Sprint Nextel Code of Conduct describes the ethical and legal responsibilities of directors and employees of our company and our subsidiaries, including senior financial officers and executive officers. All of our directors and employees (including all senior financial officers and executive officers) are required to comply with The Sprint Nextel Code of Conduct. In support of the ethics code, we have provided employees with a number of avenues for the reporting of potential ethics violations or similar concerns or to seek guidance on ethics matters, including a 24/7 telephone helpline. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees of any concerns regarding questionable financial and non-financial matters to the Ethics Helpline at 1-800-788-7844, by mail to the Audit Committee, c/o Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, KSOPHF0302-3B424, or by email to boardinquiries@sprint.com. Our Chief Ethics Officer reports regularly to the Audit Committee and annually to the entire board on our Ethics and Compliance program.

The Chair of the Audit Committee is Mr. Hance. The other members are Messrs. Bennett and Glasscock. Each of the members is financially literate and able to devote sufficient time to serving on the Audit Committee. Our board has determined that each of the Audit Committee members is an independent director under the independence requirements established by our board and the NYSE corporate governance standards. Our board has also determined that Messrs. Bennett, Glasscock and Hance each possess the qualifications of an “audit committee financial expert” as defined in the SEC rules. The Audit Committee met ten times in 2009.

The Finance Committee

The primary functions of the Finance Committee include:

•	reviewing and approving our financing activities consistent with the authorization levels set forth in our fiscal policy;

•	reviewing and making recommendations to the board on our capital structure, annual budgets, financial risk management, fiscal policy, investment policy and other significant financial initiatives; and

•	reviewing and approving proposed acquisitions, dispositions, mergers, joint ventures and similar transactions consistent with the authorization levels set forth in our fiscal policy.

The committee’s principal responsibilities in serving these functions are described in the Finance Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary.

The Chair of the Finance Committee is Mr. Bennett. The other members are Messrs. Glasscock and Hance. Each member of the Finance Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Finance Committee met nine times in 2009.

A current copy of the charter for the Finance Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, or by email at shareholder.relations@sprint.com.

The Compensation Committee

The primary functions of the Compensation Committee include:

•	discharging the board’s responsibilities relating to compensation of our executives in general and our principal senior officers in particular;

•	reporting on executive compensation in our annual proxy statement in accordance with applicable rules and regulations; and;

•	reviewing with management plans for the orderly development and succession of senior officers.

The committee’s principal responsibilities in serving these functions are described in the Compensation Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary. Additional information regarding the Compensation Committee’s processes and procedures can be found on page 27 in “Executive Compensation—Compensation Discussion and Analysis.” Generally, the committee’s primary processes for establishing and overseeing outside director compensation and the role of company personnel and compensation consultants are similar to those regarding executive compensation. Any appropriate changes to outside director compensation are made following recommendation to the board by the Compensation Committee. In accordance with its charter, the Compensation Committee may delegate authority to subcommittees or any committee member when appropriate.

The Chair of the Compensation Committee is Mr. Bethune. The other members are Mrs. Hill and Messrs. Nuti and O’Neal. Each member of the Compensation Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Compensation Committee met nine times in 2009.

A current copy of the charter for the Compensation Committee is available at www.sprint.com/governance. It may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com.

Compensation Committee Interlocks and Insider Participation

Mrs. Hill and Messrs. Bethune, Nuti and O’Neal served on the Compensation Committee during 2009. There were no compensation committee interlocks or insider participation during 2009.

Relationship of Compensation Practices to Risk Management

We have assessed whether there are any risks arising from our compensation policies and practices for our employees and factors that may affect the likelihood of excessive risk taking. Based on that review, we have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

The Executive Committee

The primary function of the Executive Committee is to exercise powers of the board on matters of an urgent nature that arise between regularly scheduled board meetings.

The Chair of the Executive Committee is Mr. Hesse. The other members are Mrs. Hill and Messrs. Bennett, Bethune, and Hance. The Executive Committee did not meet in 2009.

The Nominating and Corporate Governance Committee

The primary function of the Nominating Committee is to ensure that our company has effective corporate governance policies and procedures and an effective board and board review process. In fulfilling this function, the committee:

•	assists the board by identifying individuals qualified to become directors;

•	recommends to the board for approval the director nominees for the next annual meeting of the shareholders;

•	recommends to the board for approval the chairs and members of each board committee; and

•	develops, reviews and recommends to the board corporate governance policies and practices designed to benefit our shareholders.

The committee’s principal responsibilities in serving its primary function are described in the Nominating and Corporate Governance Committee Charter that was adopted by our board of directors and is annually reviewed and revised as necessary.

Director Nomination Process

In evaluating prospective candidates or current board members for nomination, the Nominating Committee considers all factors it deems relevant, including, but not limited to, the candidate’s: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit or other institution; (4) independence from our company; (5) ability to contribute diverse views and perspectives; (6) business acumen; and (7) ability and willingness to devote the time and attention necessary to be an effective director — all in the context of an assessment of the needs of the board at that point in time.

The Nominating Committee reviews with the board the appropriate characteristics and background needed for directors. This review is undertaken not only in considering new candidates for board membership, but also in determining whether to nominate existing directors for another term. The committee determines the current director selection criteria and conducts searches for prospective directors whose skills and attributes reflect these criteria. To assist in the recruitment of new members to our board, the committee employs one or more third-party search firms. All approvals of nominations are determined by the full board.

Consistent with our Corporate Governance Guidelines, the Nominating Committee places a great deal of importance on identifying candidates having a variety of views and perspectives arising out of their individual experiences, professional expertise, educational background, and skills. In considering candidates for the board, the Nominating Committee considers the totality of each candidate’s credentials in the context of this standard.

It is the policy of the Nominating Committee also to consider candidates recommended by shareholders, using the same key factors described above for purposes of its evaluation. Shareholders’ recommendations should be sent to the Nominating Committee, c/o Corporate Secretary, Sprint Nextel Corporation, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251. To be timely, your recommendation must be received by our Corporate Secretary between December 12, 2010 and January 11, 2011. Your recommendation must include the following for each candidate you intend to recommend:

•	name, age, business address and residence address;

•	principal occupation or employment;

•	the class and number of shares of our stock beneficially owned;

•	a description of all arrangements or understandings relating to the nomination between or among you, each nominee, and any other person or persons;

•	the signed consent of each nominee to serve as a director if so elected;

•	any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors; and

•	a statement signed by the nominee that indicates whether the nominee, if elected as a director, intends to comply with our Corporate Governance Guidelines.

The notice must also include your name and address and the class and number of shares of our stock that you own.

Majority Voting

Our bylaws provide that each nominee for director in an uncontested election will be elected if the votes cast for that nominee exceed the votes cast against that nominee. Votes cast do not include abstentions and broker non-votes. The date for determining if an election is contested or uncontested has been set at 14 days before we file our definitive proxy statement. This requirement is intended to help us determine for our proxy statement whether director nominees will be elected under a majority or plurality standard prior to soliciting proxies.

Our Corporate Governance Guidelines provide that an incumbent nominee who receives fewer votes “for” than “against” in an uncontested election is expected to tender promptly his or her resignation. The committee will recommend, and the board will determine, whether or not to accept the tendered resignation within 90 days of the certification of the shareholder vote with respect to the director election. Our board’s decision will be publicly disclosed.

In connection with the board’s three-year independent director evaluation in February 2006, the board agreed to permit the rights issuable pursuant to our rights plan to expire in June 2007 in accordance with the plan. We currently do not have a shareholder rights plan in place.

The Chair of the Nominating Committee is Mrs. Hill. The other members are Messrs. Bethune, Ianna, Nilsson and O’Neal. Each member of the Nominating Committee satisfies the independence requirements established by our board and the independence requirements of the NYSE corporate governance standards. The Nominating Committee met four times in 2009.

A current copy of the charter for the Nominating Committee and our Corporate Governance Guidelines are available at www.sprint.com/governance. They may also be obtained by writing to Sprint Nextel Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251 or by email at shareholder.relations@sprint.com. Like the Nominating Committee charter, the Corporate Governance Guidelines were adopted by our board of directors and are annually reviewed and revised as necessary.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), relating to the auditors’ judgment about the quality of our accounting principles, judgments and estimates, as applied in our financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee met with senior management periodically during 2009 to consider the adequacy of our internal controls and discussed these matters with our independent registered public accounting firm and with appropriate financial personnel. The Audit Committee also discussed with senior management our disclosure controls and procedures and the certifications by our CEO and our Chief Financial Officer, or CFO, which are required for certain of our filings with the SEC. The Audit Committee met privately with the independent registered public accounting firm, our internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee

James H. Hance, Jr., Chair

Robert R. Bennett

Larry C. Glasscock

Compensation Committee Report

The Compensation Committee has reviewed and discussed Sprint Nextel’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the board that Sprint Nextel’s Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Gordon M. Bethune, Chair

V. Janet Hill

William R. Nuti

Rodney O’Neal

Executive Compensation

Compensation Discussion and Analysis

This compensation discussion and analysis describes the compensation program for our named executive officers for 2009.

Our named executive officers are: Daniel R. Hesse, President and CEO; Robert H. Brust, CFO; Keith O. Cowan, President—Strategic Planning and Corporate Initiatives; Steven L. Elfman, President, Network Operations and Wholesale; and Daniel H. Schulman, President—Prepaid.

Objectives of our Executive Compensation Program

Our compensation program is designed to:

•	attract and retain qualified and experienced executives who can contribute to our growth;

•	motivate our executives to achieve critical operating and financial objectives;

•	align the interests of our executives with those of our shareholders;

•	mitigate the possibility that our executives undertake excessively risky business strategies to maximize short-term reward;

•	achieve our financial objectives; and

•	adhere to corporate governance best practices.

Our incentive plans tie executive remuneration to our performance, striking a balance between our short- and long-term performance and between remuneration for achieving operating and financial objectives and producing a return for our shareholders. Target opportunities under our short- and long-term incentive plans comprise the substantial majority of the compensation packages of each of our named executive officers. A significant portion of the long-term plan consists of equity-based awards, which serve to encourage our executives to think and act like owners of our company. We strive to have our total compensation package competitive within the marketplace in which we compete for talent in a tax- and financially-efficient manner.

Use of Compensation Consultants and Management Involvement

For 2009 and year-to-date 2010, the Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant. Frederic W. Cook & Co. provides no services to us other than advisory services for executive and director compensation and works with management only at the request and under the direction of the Compensation Committee. In 2008, to ensure independence, the Compensation Committee adopted a policy on executive compensation consultants that codifies this relationship. Frederic W. Cook & Co. has reviewed the compensation components and levels for our named executive officers and advised the Compensation Committee on the appropriateness of our compensation programs, including our incentive and equity-based compensation plans, retention incentives and any proposed employment agreements, as these matters arose during the year. Frederic W. Cook & Co. also provides recommendations on new compensation plans, programs and arrangements, and assists with the design and drafting and provides an opinion on the reasonableness of such plans, programs or arrangements. Representatives of Frederic W. Cook & Co. attend Compensation Committee meetings at the Compensation Committee’s request and make themselves available to provide guidance to the Compensation Committee on a variety of compensation issues as they arise. The primary point of contact at Frederic W. Cook & Co. communicates with the chair of the Compensation Committee frequently and interacts frequently with all the Compensation Committee members independently of management.

Frederic W. Cook & Co. prepares the benchmarking data with respect to an annual peer group compensation survey and reviews the appropriateness of such data. Frederic W. Cook & Co. also reviews our process for determining, and the compensation decisions made with respect to, comparisons of our named executive officers and the officers of those companies included in our peer group and market benchmarking surveys.

Personnel in our human resources department support the work of the Compensation Committee and its consultants. In addition, our CEO periodically discusses the design of compensation programs and the compensation levels of our other named executive officers and certain key personnel with the Compensation Committee.

Use of Peer Group and Market Survey Benchmarking Data

As a benchmarking process and in order for the Compensation Committee to understand how our current compensation structure aligns with the external market, the Compensation Committee compares the median and 75th percentile compensation level for each element of compensation of executives from groups of telecommunications and high-technology companies with the compensation of each of our named executive officers other than Mr. Schulman, whose compensation was negotiated as part of our acquisition of Virgin Mobile USA, Inc. and, for the most part, continues the compensation package he had with Virgin Mobile. For 2009, we derived this data from two sources: a data assessment for a peer group of companies conducted by Frederic W. Cook & Co., which we refer to as Peer Group Data, and market survey data compiled by Towers Watson (formerly Towers Perrin), which we refer to as Market Survey Data. The Peer Group Data provides us with information with respect to specific companies that we compete with for executive talent; however, the available data is not as complete as we need for a full analysis. The Market Survey Data is more comprehensive in many ways, but is limited to those companies voluntarily participating in the survey. Accordingly, we use both sets of data for determining the elements of annual compensation for our executives.

The peer group is developed by Frederic W. Cook & Co. and approved by the Compensation Committee. To ensure that competitive data reasonably represents the external market in which we compete for talent, companies are selected for the peer group based on similarity of their business model and product offerings, as well as comparability from a size perspective. Size is assessed on a variety of bases, including annual revenue, market capitalization, net income and number of employees. The following table illustrates the companies included in the peer group in 2009:

AT&T Inc.	Electronic Data Systems Corporation	Qwest Communications International Inc.
The DIRECTV Group, Inc.	Hewlett-Packard Company	Sun Microsystems

Comcast Corporation	Motorola, Inc.	Time Warner Inc.
Computer Sciences Corporation	QUALCOMM Incorporated	Verizon Communications Inc.

Dell Inc.	Xerox Corporation	Texas Instruments

Frederic W. Cook & Co. reviewed the compensation provided for the named executive officers of each of the peer group companies and provided the Compensation Committee with a summary of the data, including the median and the 75th percentile for each element of compensation. When possible, Frederic W. Cook & Co. used the compensation of a peer group named executive officer with the same title or function as each of our named executive officers. In some cases, the titles of the named executive officers of our peer group companies did not closely match the titles or responsibilities of our named executive officers and, in these situations, Frederic W. Cook & Co. used the hierarchical pay compensation information of the executive officer with the same ranking in the peer group company’s proxy statement. For example, the compensation of our third highest paid named executive officer would be compared with the compensation of the third highest executive officer of the applicable peer group company. Because the data used in this analysis was based on compensation paid two years previously, the compensation amounts were adjusted for the corresponding estimated increase in the cost of labor.

We obtained survey data from Towers Watson that included the median and 75th percentile compensation levels for each element of compensation for key executive positions of a group of telecommunications and high-technology companies that elect to participate in their surveys. The telecommunications and high-technology focus was intended to ensure that the companies included within the data sample represented those with similar business and financial models to ours and with which we most closely compete for top talent. The companies included in the 2009 market survey were as follows:

Sun Microsystems	Texas Instruments	Dell Inc.
Xerox Corporation	Electronic Data Systems Corporation	Qwest Communications International Inc.

AT&T Inc.	Hewlett-Packard Company	Time Warner Inc.
Computer Sciences Corporation	Motorola, Inc.	Verizon Communications Inc.

Comcast Corporation.	QUALCOMM Incorporated	The DIRECTV Group, Inc.

This Towers Watson survey aggregated the data of the participating telecommunications and high-technology companies. Where titles of our named executive officers do not match those of the officers of this composite group, we used the compensation for a position with a similar job function for purposes of our analysis. Because the data used in this analysis was based on compensation paid for the prior year, the compensation amounts were adjusted for the estimated increase in the cost of labor for another year.

For our named executive officers (except for Mr. Schulman as discussed above) total targeted compensation for 2009 was below the median for two of the officers and between the median and 75th percentile for the other two officers.

For purposes of benchmarking market rates and considering changes to the compensation of our named executive officers in 2010, we removed from both data groups Electronic Data Systems Corporation, which was acquired.

Elements of Compensation

The Compensation Committee annually reviews the compensation packages of our named executive officers and other key personnel, as presented in the form of “tally sheets.” These tally sheets set forth all components of compensation, a summary of the outstanding equity holdings of each named executive officer as of year end and the value of such holdings under various assumed share prices, the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon separation under various scenarios including voluntary termination of employment with and without good reason, involuntary termination of employment with and without cause, termination of employment in connection with a change in control, and death or disability. The Compensation Committee uses these tally sheets when considering adjustments to base salaries and awards of equity-based or other remuneration and in establishing incentive plan opportunity levels. Although the Compensation Committee reviews and considers the amounts realizable by our named executive officers under different termination scenarios, as well as the current stock and equity-based award holdings, value received upon vesting of previously awarded equity-based awards and exercise of in-the-money previously awarded stock options, these are not primary considerations in the assessment and determination of annual compensation for our named executive officers.

The following comprise the primary elements of the compensation program for our named executive officers:

•

Base Salary is the fixed, competitive compensation we provide primarily to attract and retain exceptional executive talent. It is paid in cash and has no performance objectives linked to its payment. We determine the base salary of each of our named executive officers based on a number of factors, including the:

•	nature, responsibilities and reporting relationships of the position;

•	salary levels for incumbents in comparable positions at peer companies, as well as other executives within our organization; and

•	experience and tenure of the executive.

We periodically make adjustments to the base salaries of executive officers based on the factors listed above, as well as our performance and that of the executive officer.

•

Short-term incentive compensation, which we refer to as the STIC plan, is used to create a strong financial incentive for achieving or exceeding critical operating and financial objectives, which we believe will ultimately result in an increase in shareholder value. Our performance objectives and targets are selected depending on the areas that our Compensation Committee determines are most critical for the coming year. Our STIC plan is paid in cash. We determine the target opportunities under the STIC plan of each of the named executive officers based on job responsibilities and a number of other factors, including the short-term incentive compensation levels paid to employees with comparable responsibilities by the companies in the benchmarking analyses. We also consider the target opportunities of each named executive officer as compared with the levels for other members of our senior management team. Under the terms of our incentive compensation plans, the Compensation Committee retains the discretion to reduce the size of any award or payout.

To further our goal of tying a significant portion of each named executive officer’s total annual compensation to our business performance, our STIC plan provides for a payment equal to the named executive officer’s targeted opportunity only if our actual results meet the targeted objectives. Similarly, a payment in excess of a named executive officer’s targeted opportunity may be made if our actual performance exceeds the targeted objectives, a payment below opportunity may be made if our actual performance is below the target objectives but exceeded the minimum threshold level, and no payout would be made if our actual performance does not exceed the minimum threshold level. We determine payouts to each named executive officer using three variables:

•	the named executive officer’s target opportunity;

•	our actual performance compared with each performance objective; and

•	the relative weightings of each performance objective.

•

Long-term incentive compensation, which we refer to as the LTIC plan, serves all of our compensation objectives, drawing from a variety of equity- and non-equity based awards to directly link executive interests with those of our shareholders. The LTIC plan utilizes time-based vesting requirements to encourage retention, and links payment to achievement of financial objectives strategic to our long-term success. Typically, the Compensation Committee grants equity awards to eligible employees, including our named executive officers, at its February meeting. LTIC plan grants to select newly hired executives, including named executive officers, are made on the date of hire.

A summary of the salary and target opportunities of the primary elements of compensation with respect to each of our named executive officers for 2009 is set forth in the table below:

	Base Salary		2009 Short- Term Incentive Compensation Plan Target Opportunity		2009 Long- Term Incentive Compensation Plan Target Opportunity
Daniel R. Hesse	$1,200,000		$2,040,000			$8,500,000
Robert H. Brust	$1,000,000		$1,300,000		$	N/A
Keith O. Cowan	$725,000		$906,250			$2,500,000
Steven L. Elfman	$650,000		$812,500			$2,550,000
Daniel H. Schulman	$—	(1)	$—	(1)		$—	(1)

(1)	Effective November 24, 2009, following our merger with Virgin Mobile, Mr. Schulman entered into an employment agreement with us. For the prorated amount paid by us to Mr. Schulman in 2009 and for additional information regarding Mr. Schulman’s compensation, see “Other Compensation Decisions for 2009,” “Summary Compensation Table” and “Grants of Plan-Based Awards.”

The amounts indicated for each named executive officer under the column entitled “2009 Long-Term Incentive Compensation Plan—Target Opportunity” represents the target opportunities, which are used to determine the grants under the methodology described in footnote 3 to the Summary Compensation Table on page 39, rather than the actual amount earned under the program. Actual amounts earned, if any, may be above or below the indicated value and depend on a variety of factors, including whether the executive meets the applicable vesting requirements, changes in our share price, and, in the case of the performance units, whether the applicable performance goals are attained.

•	Employee Benefit Plans and Programs. Our compensation program includes a comprehensive array of health and welfare benefits in which our named executive officers are eligible to participate as are all of our eligible employees. We pay all of the costs for some of these benefit plans and participants contribute a portion of the cost for other benefit plans.

•

Retirement Programs. Our retirement program consists of the Sprint Nextel 401(k) plan, which provides the participants, with our help of a profit sharing matching contribution opportunity, the opportunity to build financial security for their future. The amount of any matching contributions made by us to participating named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table. None of our named executive officers participate in the frozen defined benefit plan for certain employees.

•

Deferred Compensation. Our named executive officers are entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan, under which they may defer to future years the receipt of certain compensation in addition to that eligible under the 401(k) plan. We believe this plan helps attract and retain executives as well as providing the participant another tax efficient retirement plan. Participants elect to allocate deferred and any matching contributions among one or more hypothetical investment options, which include one option that tracks our shares and other options that track broad bond and equity indices. For 2009, none of the named executive officers participated in the Deferred Compensation Plan. The amount of any matching contributions made by us to participating named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

•

Personal Benefits and Perquisites. The few personal benefits and perquisites that we provide to our named executive officers are summarized in the footnotes to the Summary Compensation Table. As a result of the recommendations contained in an independent, third party security study, the Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we currently provide Mr. Hesse with residential security systems and equipment, and he is required to use our aircraft for non-business and business travel. We believe these measures ensure the safety of Mr. Hesse and enable him to devote his full attention to company business. Mr. Hesse is permitted to have his family accompany him on the corporate aircraft for business and non-business travel. Until May 2010, Mr. Brust is permitted the personal use of our corporate aircraft, which was part of a comprehensive compensation package negotiated with Mr. Brust in 2008. The Compensation Committee determined that this provision was necessary in order to attract Mr. Brust, who had a very specific skill set that we desired, to work for us following his retirement from Eastman Kodak Company.

•

Executive Severance Policy. Severance to our named executive officers helps attract and retain high quality talent by (1) mitigating the risks associated with leaving their former employer or position and assuming the challenges of a new position with us, and (2) providing income continuity following an unexpected termination of employment. Under our executive severance policy, the board will seek shareholder approval for any future severance agreement or arrangement with a senior executive that provides (a) severance pay in excess of two times the senior executive’s base salary plus bonus and (b) continuation of group health, life insurance and other benefits in excess of 24 months following the executive’s termination. The policy permits (x) accelerated vesting of RSUs, stock options and any other equity-based awards or (y) continued vesting during the severance period of any such awards. The policy also requires that we seek shareholder approval of any future severance agreement or arrangement that provides for the reimbursement of excise taxes imposed under IRC Section 4999 to a senior level executive. For additional information regarding severance benefits to which our named executive officers are entitled, see “—Potential Payments Upon Termination of Employment or Change of Control.”

•

Change in Control. The Sprint Nextel Change in Control Severance Plan, which we refer to as the CIC plan, became effective January 1, 2007. The CIC plan provides severance benefits to a select group of senior management, including Messrs. Hesse, Cowan, and Elfman, in the event of a qualified termination of employment in connection with a transaction that results in a change in control. The plan is designed to increase the willingness of participants to remain with us notwithstanding the employment uncertainties related to a possible change in control. By providing competitive severance benefits, the policy encourages independence and objectivity among the participants when considering possible transactions that may be in shareholders’ best interests but possibly result in the termination of their employment. Neither Mr. Brust nor Mr. Schulman participate in the CIC plan, but certain benefits in the event of a termination in connection with a transaction that results in a change in control are provided to them under their employment agreements.

If a transaction that could result in a change in control was under consideration, we expect that our named executive officers would face uncertainties about how the transaction may affect their continued employment with us, which we believe would distract their attention from their day-to-day responsibilities. In the event of any transaction that would result in a change in control is proposed or under consideration, we believe it is in our shareholders’ best interest if our named executive officers remain employed and focused on our business through any transition period following a change in control. These arrangements accomplish this goal by providing each named executive officer with a meaningful severance benefit in the event that a change in control occurs and, within a specified period of time after the change in control, the named executive officers’ employment is involuntarily terminated without “cause” or voluntarily terminated for “good reason.” Any benefit received by an officer under a change-in-control agreement would be reduced to the extent of any severance benefit he may earn under any other applicable program or severance policy so that there would be no duplication of benefits.

Although the Compensation Committee considers the estimated value an executive would realize upon termination in connection with a change in control, the Compensation Committee does not rely heavily upon that information in deciding the elements of annual compensation for our named executive officers. Continued retention and management objectivity in very limited and unusual circumstances are the primary purposes of the change in control arrangements, and retention and motivation to achieve performance goals in a normal operating environment are the focus in establishing the direct elements of compensation. For additional information regarding benefits upon a change in control to which our named executive officers are entitled, see “—Potential Payments Upon Termination of Employment or Change of Control.”

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of non-performance-based remuneration that we may deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year. Base salary, certain equity-based awards and perquisites and other personal benefits are not considered performance-based remuneration. A company, however, may deduct from its taxable income without regard to the $1 million limit the full value of all performance-based compensation under Section 162(m), such as annual cash incentive compensation and stock option awards, if certain requirements are met, including that the maximum number of stock options that may be awarded and the maximum amount of other performance-based remuneration that may be payable to any one executive officer have been disclosed to and approved by shareholders prior to the award or payment.

The Compensation Committee considers Section 162(m) deductibility in designing our compensation program and incentive-based compensation plans. In general, we design our short-term and long-term incentives plans to be compliant with the performance-based compensation rules of Section 162(m), thereby ensuring full deductibility. However, in certain circumstances, the Compensation Committee has determined it necessary in order to retain executives and attract candidates for senior level positions to offer compensation packages in which the non-performance-based elements exceed the $1 million Section 162(m) limit.

In 2009, the payouts under our STIC plan and the stock option awards and the performance unit awards granted under our LTIC plan were intended to be treated as performance-based compensation under

Section 162(m), except for the performance unit award to Mr. Hesse allocated to the 2011 calendar year performance period, which was necessary due to the limits set under the LTIC plan.

Clawback Policy

We have a “clawback” policy, which provides that, in addition to any other remedies available to us under applicable law, we may recover (in whole or in part) any bonus, incentive payment, commission, equity-based award or other compensation received by certain executives, including our named executive officers, if the board or any committee of the board determines that such bonus, incentive payment, commission, equity-based award or other compensation is or was based on any financial results or operating objectives that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, and our board or a committee of the board determines that recovery is appropriate.

Stock Ownership Guidelines

We have stock ownership guidelines for our executive officers, other members of our senior management team and our outside directors. The board believes ownership by executives of a meaningful financial stake in our company serves to align executives’ interests with those of our shareholders. Our guidelines require that our CEO hold shares of our common stock with a value equal to five times his base salary, and that the other named executive officers currently employed by us hold shares of our common stock with a value equal to three times their respective base salaries. Eligible shares and share equivalents counted toward ownership include:

•	common or preferred stock, including those purchased through our Employee Stock Purchase Plan;

•	restricted stock or restricted stock units;

•	intrinsic value of vested, in-the-money stock options; and

•	share units held in our 401(k) plan and various deferred compensation plans.

Persons subject to the stock ownership guidelines have five years to achieve the ownership requirement beginning on the later of January 1, 2006 and the date on which the person becomes subject to the ownership guidelines. As of December 31, 2009, Messrs. Hesse, Cowan, Elfman and Schulman had met the stock ownership guidelines, and Mr. Brust had not yet done so.

Analysis of Compensation Decisions Made for 2009

The compensation decisions for 2009 reflected our continued focus on three priorities: improving the customer experience, improving the brand and improving our cash flow. In 2009, we continued to take steps to improve the quality of our customer care services and our networks, as confirmed by recent independent comparisons with competitors. Steps were also taken to ensure a strong credit quality mix of our subscriber base and to improve our financial stability, including vigorous cost control actions, which have resulted in our continuing strong cash flow from operations. What follows is our analysis of how our actions and achievements in 2009 relative to our goals resulted in the compensation to our named executive officers for each element of compensation.

2009 Base Salary

Consistent with our priority to improve cash flow, our executive officers did not receive base salary increases in 2009. See “– Summary Compensation Table.”

2009 Short-Term Incentive Compensation Plan

Because we did not increase base salaries, and also consistent with our priority to improve cash flow, our executive officers did not receive increases in their 2009 STIC plan target opportunities. Mr. Schulman, who joined our company in November of 2009, did not participate in the 2009 STIC plan.

For 2009, the Compensation Committee established two six-month performance periods. The semi-annual approach was adopted in lieu of the quarterly approach used in 2008 because, although we believe we are making progress against key turnaround initiatives, the Compensation Committee wanted to maintain flexibility to revisit the performance schedule at mid-year. This flexibility enables the setting of goals that are sufficiently challenging to justify and support the costs associated with payout at various levels of performance and also protects against the possibility of a compensation windfall or deficit during a period in which the economic environment is highly volatile. The first period was from January 1, 2009 through June 30, 2009, and the second was from July 1, 2009 through December 31, 2009. Each performance period has discrete performance objectives, and employees generally must be employed on December 31, 2009 in order to be eligible to receive compensation for one or both periods.

In early 2009, the Compensation Committee established financial and operational objectives as a basis for determining the amount of payments made under the STIC plan for the first half 2009 if our performance met or exceeded these objectives. The Compensation Committee believed that the performance objectives set for 2009 would emphasize our achievement of certain critical near-term objectives necessary for a turnaround by providing incentives for the senior management team and other plan participants to focus on (1) the customer experience as measured by wireless post-paid churn and calls from subscribers to customer care, (2) improving our cash flow as measured by adjusted OIBDA (Operating Income Before Depreciation and Amortization) and (3) increasing our focus on post-paid customer additions in our efforts to improve our brand as demonstrated by the trajectory of post-paid net subscriber additions.

For 2009, the four performance objectives and their respective weightings and achievement targets for each half-year performance period were:

•	adjusted OIBDA, weighted at 50% for the first half; 30% for the second half;

•	post-paid churn, weighted at 20% for each half;

•	post-paid net subscriber additions, weighted at 20% for the first half, 40% for the second half; and

•	calls from subscribers to customer care, weighted at 10% for each half.

With respect to adjusted OIBDA, our 2009 results were $6.4 billion (relative to target of $6.3 billion). Adjusted OIBDA is OIBDA minus severance, exit costs and other special items. With respect to post-paid churn, our 2009 results were 2.15% (relative to target of 2.04%), and the payout associated with this objective was below target. With respect to the post-paid net subscriber additions, we did not achieve threshold level to earn a payout on this objective (we lost approximately 3.55 million net post-paid subscribers relative to our target of 2.66 million). These results were due in part to the high target improvement levels we set on these objectives, and in part due to circumstances in the general economy, including higher deactivations of business customer accounts as companies reduced wireless service lines resulting from their own workforce reductions. However, during 2009, we began to see improvement in our net loss of post-paid subscribers. Net post-paid subscriber losses improved by approximately 20% sequentially for each of the quarters ended June 30, 2009 and September 30, 2009 and by approximately 35% sequentially for the quarter ended December 31, 2009. Net post-paid subscriber losses during the six-months ended December 31, 2009 improved by more than 40% compared to the same period in the prior year. With respect to calls to care, we do not disclose our performance targets because to do so would result in competitive harm to us. In 2009, while we had a significant reduction in number of calls to care, the volume of calls exceeded the challenging reduction target we had established.

For each of the two six-month performance periods in 2009, the Compensation Committee established Section 162(m) objectives for the named executive officers potentially subject to Section 162(m) at a small fraction of a percentage of our adjusted operating income excluding depreciation. The Compensation Committee exercised its discretion to make payments under the STIC plan at levels below the limits achieved under the Section 162(m) objective in those performance periods.

For the 2009 STIC plan, the aggregate payout percentage, as compared to targeted opportunity, for our named executive officers was approximately 64.8%.

2009 Long-Term Incentive Compensation Plan

Except for Messrs. Schulman and Brust, our named executive officers participated in our LTIC plan for 2009. Given our need to focus on achieving certain critical long-term objectives necessary for a turnaround of our performance, as discussed further below, the Compensation Committee designed the 2009 LTIC plan to provide incentives for our named executive officers and other plan participants to maximize free cash flow and enhance long-term shareholder value.

In light of the economic conditions that persisted in February 2009 when the 2009 LTIC plan grants were made, and when the overall stock market had dipped dramatically, the Compensation Committee decided that the target opportunity for all participants would be reduced by at least 15% for 2009. The 2009 LTIC plan consisted of a three-year performance unit award as well as stock option awards. In addition, although we dropped the free cash flow objective from the 2009 STIC plan, we set it as the objective under the 2009 LTIC plan for the first year’s performance period, which is discussed in more detail below.

Seventy-five percent of the value of each participant’s targeted opportunity was awarded in the form of non-qualified stock option grants, the number of which was based on the value of each option determined using the Black-Scholes valuation model discussed below in footnote 3 to the Summary Compensation Table. The exercise price of each option was the closing price of our shares on the grant date, and the options vest ratably on February 25, 2010, February 25, 2011, February 25, 2012, and February 25, 2013.

The remaining 25% of the value of each participant’s targeted opportunity was made in the form of a performance unit award. The target value of each performance unit is $1.00. The performance unit award opportunity is earned over three equally weighted 12-month performance periods for 2009, 2010, and 2011 in which the performance goals are set at the beginning of each period. The earned performance units are payable in cash or unrestricted shares, at the discretion of the Compensation Committee, at the end of 2011. If paid out in shares of our common stock, the number of shares awarded will be determined by dividing the payout amount by the average high and low stock price on the date the Compensation Committee approves the form of payment.

The performance unit payout will be based on the aggregate achievement of specified results in each annual performance period. If the threshold performance goals are not attained in a performance period, the performance units allocated to that performance period will be forfeited. The performance objective for 2009 was free cash flow and included a threshold of 25%, a target achievement level of 100% and a maximum achievement level of 200%. Free cash flow is the cash provided by our operating activities less the cash used in our investing activities other than short-term investments during the period. For the 2009 performance period, our free cash flow target was set at $1.676- $1.776 billion and our performance against that objective was $2.8 billion resulting in a 200% achievement.

For the 2009 performance period, the Compensation Committee established a Section 162(m) objective for the named executive officers potentially subject to Section 162(m) at a small fraction of a percentage of our adjusted operating income excluding depreciation. The achieved result under the Section 162(m) objective exceeded the achieved result under the free cash flow objective.

The Compensation Committee retained the ability to change the objective for the second and third annual performance periods, and established the 2010 objectives as free cash flow and net service revenue, weighted equally. Net service revenue is our total service revenue (excluding revenue from equipment) from our post-paid and prepaid businesses and our wireline segment, including wholesale and other non-equipment revenue sources. The payouts may be greater or less than the target amounts that have been established.

Other Compensation Decisions for 2009

Compensation of Keith Cowan. During 2009, Mr. Cowan earned a $1 million bonus related to the board’s approval of the strategic resolution of the iDEN network as agreed to in June of 2008.

Compensation of Daniel H. Schulman. As part of the negotiations for the acquisition of Virgin Mobile it was determined that Mr. Schulman was critical to building the future of our prepaid business. Accordingly, we entered into an employment agreement with him providing terms and conditions no less favorable to him than those under his employment agreement with Virgin Mobile, which we refer to as the Prior Agreement. Further, as an incentive to retain and motivate Mr. Schulman to grow our combined prepaid business, his STIC plan opportunity was increased to 125% for 2010 and 2011 from the 120% provided under the Prior Agreement with significant post-merger synergy saving assumptions built in to his equally weighted prepaid operating margin and prepaid net service revenue targets for each year. His LTIC plan opportunity was set at $6,000,000 over the two-year period ending December 31, 2011. Pursuant to the terms of his employment agreement with us, his 2010-2011 LTIC plan awards, 25% in the form of restricted stock units and 75% in the form of performance units (with 50% of his opportunity weighed to post-merger synergy savings, 25% to prepaid net service revenue and 25% to prepaid net additions) were granted as of the closing date of the merger; his RSUs vest 50% on each of December 31, 2010 and December 31, 2011 and all of his performance units vest on December 31, 2011. Finally, in consideration of the Prior Agreement’s provision for certain post change in control severance benefits upon any termination of employment, Mr. Schulman’s employment agreement with us preserved his ability to receive those benefits through 2011; likewise, we preserved the Prior Agreement’s provision for vesting of his prior equity awards within six months of the change in control regardless of his continued employment.

Compensation of Robert Brust. Mr. Brust commenced his employment with us on May 1, 2008, with an initial employment term under his employment agreement with us of two years. As part of our succession planning and in anticipation of our need for Mr. Brust to continue his employment with us beyond his initial term, we entered into an amendment to his employment agreement to provide for an additional monthly retention bonus of $50,000 beginning on May 1, 2010 and continuing for each month of his employment through April 1, 2011. His amendment further provided for a 2010 LTIC plan opportunity of $3,000,000 to be granted 50% in the form of stock options and 50% in the form of restricted stock units, vesting on May 1, 2012 subject to his compliance with his restrictive covenants. In consideration of these additional benefits, Mr. Brust agreed to an extension of his noncompetition restricted period to 24 months, a mutual 60 days’ notice of termination provision, no further use of corporate aircraft use for non-business travel after May 1, 2010, and the limitation of his post-termination severance period to six months on the condition that his sign-on equity would still vest on May 1, 2011. Because most of the value in Mr. Brust’s compensation package, principally continued vesting on his equity awards, is conditioned upon his successfully transitioning his responsibilities to his replacement, and further because it is expected that he will have transitioned his responsibilities before the end of his renewal term, we agreed to terminate Mr. Brust’s employment without cause no later than May 1, 2011.

Analysis of Compensation Determinations for 2010

2010 Short-Term Incentive Compensation Plan

In February 2010, the Compensation Committee evaluated the overall effectiveness of our 2009 STIC plan and determined it was important to continue to drive our senior management team’s and other plan participants’ focus on (1) the customer experience as measured by post-paid churn, (2) improving our cash flow as measured by adjusted OIBDA and (3) our brand as measured by growth in fourth generation, or 4G, subscribers and net service revenue.

In February 2010, the Compensation Committee established the performance objectives and other terms of our STIC plan for 2010. The 2010 STIC plan provides for a payment of incentive compensation generally based on the achievement of the following specified performance objectives for the first half 2010 performance period:

•	net service revenue, weighted at 45%;

•	adjusted OIBDA, weighted at 25%;

•	post-paid churn, weighted at 20%; and

•	4G subscribers, weighted at 10%.

Second half weightings will be set prior to the beginning of the second half performance period. Pursuant to Mr. Schulman’s employment agreement, however, his objectives, as well as those of the other executives in our prepaid group with employment agreements with us, will be prepaid operating margin and prepaid net service revenue, weighted equally, over an annual performance period.

The actual incentive amounts paid under the 2010 STIC plan will be based on our actual results during 2010 in relation to the established performance objectives, and these payments may be greater or less than the target amounts that have been established.

2010 Long-Term Incentive Compensation Plan

On March 16, 2010, the Compensation Committee established the terms of the 2010 LTIC plan. Continuing our focus on generating cash as well as improving our brand, 50% of the value of each executive’s targeted opportunity is in the form of a performance unit award, except for Mr. Brust as described below and Mr. Schulman whose 2010 LTIC plan opportunities are described above. The performance unit award, valued at $1.00, will vest 100% on December 31, 2012 and the payout, if any, will be in cash, will be based on the achievement of specified results in each of three annual performance periods (years 2010-2012), and may range from 0% to 150% based on the achievement of those specified results. The performance objectives for the first annual performance period are free cash flow and net service revenue, weighted equally. The Compensation Committee also established for the first annual performance period a Section 162(m) objective based on adjusted operating income, and any payout with respect to such period would be limited to the achieved result under that objective. The Compensation Committee may change the objectives for the second and third annual performance periods.

Except with respect to Messrs. Brust and Schulman, 20% of the value of each executive’s targeted opportunity is in the form of non-qualified stock option grants, the number of which was determined using the Black-Scholes valuation model, vesting ratably in four equal portions on each of the first, second, third and fourth anniversaries of the grant date and 30% of the value of each executive’s targeted opportunity is in the form of performance-based RSUs vesting 100% on the third anniversary of the date of grant. The performance-based RSUs will be paid only if we achieve specified results in each of three annual performance periods (years 2010-2012), which for the first annual performance period relate to free cash flow and net service revenue, weighted equally. The Compensation Committee also established for the first annual performance period a Section 162(m) objective based on adjusted operating income, and any payout with respect to such period would be limited to the achieved result under that objective. The Compensation Committee may change the objectives for the second and third annual performance periods.

For Mr. Brust, pursuant to the terms of his amended employment agreement, dated December 22, 2009, his 2010 LTI Plan target opportunity of $3 million is allocated equally in value in stock options and RSUs, all of which will vest on May 1, 2012, subject to compliance with non-compete and non-solicitation covenants under his employment agreement. The number of stock options granted is based on the value of each option determined using the Black-Scholes valuation model. The number of restricted share units awarded is based on the 30-day average closing price of our common stock.

Summary Compensation Table

The table below summarizes the compensation of our named executive officers that is attributable to the fiscal years ended December 31, 2009, 2008, and 2007. The named executive officers are our CEO and president, our CFO, and our three other most highly compensated executive officers ranked by their total compensation in the table below.

Each of our named executive officers has an employment agreement with us. For more information regarding our compensation philosophy and a discussion of the elements of our compensation program, see “—Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(6)	All other Compensation ($)(7)	Total ($)
Daniel R. Hesse	2009	1,200,000	—	708,333		9,060,764	1,322,634	42,365	12,334,096
Chief Executive Officer and President	2008	1,200,000	—	9,006,226		2,315,195	2,651,388	287,228	15,460,037
Joined 12-17-2007	2007	23,077	2,650,000	9,999,996		15,605,750	—	—	28,278,823

Robert H. Brust	2009	1,000,000	700,000	—		—	842,855	464,081	3,006,936
Chief Financial Officer Joined 5-1-2008	2008	642,308	950,000	3,765,262		3,549,960	1,121,933	609,530	10,638,993

Keith O. Cowan	2009	725,000	1,000,000	208,333		2,664,932	587,567	9,800	5,195,632
President Strategic Planning and Corporate Initiatives	2008	725,000	500,000	4,503,112		1,157,600	1,177,854	95,057	8,158,623

Steven L. Elfman	2009	650,000	—	212,500		2,718,230	526,784	563,814	4,671,328
President Network Operations and Wholesale Joined 5-4-2008	2008	412,500	—	3,852,508		2,877,491	687,198	214,804	8,044,501

Daniel H. Schulman	2009	78,082	—	3,714,844	(5)	—	—	—	3,792,926
President—Prepaid Joined 11-24-2009

(1)	Includes any portion of base salary earned in a fiscal year that the named executive officer elected to have deferred under our deferred compensation plan. See the Nonqualified Deferred Compensation table on page 45 for information regarding contributions to our deferred compensation plan.
(2)	In 2009, represents a sign-on bonus for Mr. Brust, and a bonus relating to the approval by the Board of Directors of the strategic resolution of the iDEN network for Mr. Cowan.
In 2008, represents a sign-on bonus for Mr. Brust; and a bonus relating to the closing of our transaction with Clearwire Corporation for Mr. Cowan.
In 2007, represents a sign-on bonus for Mr. Hesse.
(3)	See the Grants of Plan-Based Awards table on page 41 for the fair value of specific stock and option awards in 2009. For a discussion of the assumptions used in determining the compensation costs associated with certain stock and option awards, see note 13 of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2009. For 2008 and 2007, represents the amounts computed based on the individual award grant date fair values reported in the applicable year’s Grants of Plan-Based Awards Table. The grant date fair value reported in 2009 is greater than the target opportunities disclosed on page 31 because of the methodology used, consistent with our practice in prior years, to determine the number of stock options to be delivered under the LTIC plan. Under that methodology, we calculate an average closing price of our stock over a 30 trading day period before the grant (for the 2009 LTIC plan, that period ended on February 6, 2009) and calculate a Black-Scholes value as of the last day of the 30-day period. For the 2009 LTIC plan, this Black-Scholes value was $2.16 per share underlying the options. The target dollar value to be delivered in stock options is then divided by the Black-Scholes value to determine the number of stock options granted to the participant. For the 2009 LTIC plan, the Black-Scholes value calculated as of the February 25, 2009 grant date was $3.07 primarily due to a 48% increase in the price of our stock from the 30-day average to the grant date. As a result, the values reported in this Summary Compensation Table are greater than the target opportunity amounts disclosed on page 31.
This methodology is consistent with prior practice and commonly used to alleviate short-term fluctuations in the stock price used in the conversion from dollar-denominated awards to shares.
(4)	For 2009, represents, for each of the named executive officers except Mr. Schulman, the target opportunity of performance units for the 2009 annual performance period as of the approval date of the Compensation Committee. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment. For 2009, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and the achievement on the objective was 200% of target.
(5)

For Mr. Schulman, represents the grant date fair market value of RSUs and the fair value performance units as of the approval date of the Compensation Committee. The performance units are earned based on achievement of certain synergy targets (50% weighting) that were established in 2009 to be achieved by the end of 2010 and 2011, and prepaid revenue (25% weighting) and prepaid net subscriber addition (25% weighting) targets for 2010 and 2011 to be set at the start of each respective single-year performance period. The payout of the performance unit award may range from 0% to 150% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment.

(6)	For 2009, represents amounts paid under our 2009 STIC plan in 2010 for services performed in 2009. Except for Mr. Schulman who did not participate in the 2009 STIC plan, each named executive officer received a 2009 STIC plan payout for company-wide objectives of approximately 64.8% of their targeted opportunity based on actual performance in 2009 compared to semi-annual financial and operating objectives under our 2009 plan. For more information regarding our STIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Short-Term Incentive Compensation Plan.”
For 2008, represents amounts paid under our 2008 STIC plan during 2008 and 2009 for service performed in 2008. Each named executive officer received a 2008 STIC plan payout for company-wide objectives of 128% to 130% of their targeted opportunity based on actual performance in 2008 compared to quarterly financial and operating objectives under our 2008 plan. For more information regarding our STIC plan, see “—Compensation Discussion and Analysis—Elements of Compensation—Annual Short-Term Incentive Compensation Plan.”
(7)	Consists of: (a) amounts contributed by us under our 401(k) and deferred compensation plans, (b) amounts paid in reimbursement of relocation expenses and relocation-related allowances, (c) perquisites and other personal benefits required to be disclosed and (d) tax gross-up payments made in connection with the foregoing and other benefits, as follows:

	Year	Company Contributions to 401(k) and Deferred Compensation Plans	Relocation- Related Expenses	Perquisites and Other Personal Benefits(a)	Tax Gross-Up Payments
Mr. Hesse	2009	24,833	—	17,532	—
	2008	173,801	—	113,427	—
	2007	—	—	—	—

Mr. Brust	2009	9,800	—	454,281	—
	2008	8,192	—	601,338	—

Mr. Cowan	2009	9,800	—	—	—
	2008	—	59,976	—	35,081

Mr. Elfman	2009	9,800	—	554,014	—
	2008	8,125	43,582	148,965	14,132

Ms. Schulman	2009	—	—	—	—
(a)	The Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we provided Mr. Hesse with residential security systems and equipment and he was required to use our aircraft for non-business as well as business travel. Mr. Hesse was permitted to have his family accompany him on the corporate aircraft for business and non-business travel.
The perquisites and other personal benefits received by Mr. Hesse in 2009 consisted of: non-business use of our corporate aircraft by Mr. Hesse, which had an incremental cost to us of $13,347; costs for security services for Mr. Hesse’s residence, which had an incremental cost to us of $4,185; and personal IT and tech support. In 2009, family members of Mr. Hesse occasionally accompanied him on our corporate aircraft at no or de minimis incremental cost to us.
The perquisites and other personal benefits received by Mr. Hesse in 2008 consisted of: non-business use of our corporate aircraft by Mr. Hesse, which had an incremental cost to us of $21,965; costs for security equipment and services for Mr. Hesse’s residence, which had an incremental cost to us of $91,462; and personal IT and tech support. In 2008, family members of Mr. Hesse occasionally accompanied him on our corporate aircraft at no or de minimis incremental cost to us.
The perquisites and other personal benefits received by Mr. Brust consisted of non-business use of our corporate aircraft and use of chartered aircraft, which had an incremental cost to us in 2009 of $454,281 and in 2008 of $601,338, and personal IT and tech support. In 2008 and 2009, family members of Mr. Brust occasionally accompanied him on our corporate aircraft at no or de minimis incremental cost to us.
The perquisites and other personal benefits received by Mr. Elfman in 2008 and 2009 consisted of repayment of legal fees in a lawsuit filed against him by his former employer, which was dismissed in 2009.

Grants of Plan-Based Awards

The table below summarizes awards under our short- and long-term incentive plans, and other stock and option awards, to our named executive officers in 2009. These awards consisted of the following:

•	Awards made pursuant to our 2009 STIC plan, which is our annual cash incentive compensation plan;

•	Stock option and performance units granted pursuant to our 2009 LTIC plan, which is our long-term, equity-based incentive plan; and

•	Sign-on award granted to Mr. Schulman.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)		Target ($)		Maximum ($)
Daniel R. Hesse	02/25/2009	510,000	2,040,000	4,080,000	177,083	(2)	708,333	(2)	1,416,667	(2)			2,951,389	(3)	3.59	(3)	9,769,097

Robert H. Brust	02/25/2009	325,000	1,300,000	2,600,000

Keith O. Cowan	02/25/2009	226,563	906,250	1,812,500	52,083	(2)	208,333	(2)	416,667	(2)			868,056	(3)	3.59	(3)	2,873,265

Steven L. Elfman	02/25/2009	203,125	812,500	1,625,000	53,125	(2)	212,500	(2)	425,000	(2)			885,417	(3)	3.59	(3)	2,930,730

Daniel H. Schulman	11/24/2009				562,500	(4)	2,250,000	(4)	3,375,000	(4)	390,625	(5)					3,714,844

1.	Represents the threshold, target and maximum estimated possible payouts under our 2009 STIC plan. Payouts under the 2009 STIC plan, which were based on our 2009 actual performance compared to the financial and operating objectives of the plan, were made at approximately 64.8% of each named executive officer’s target opportunity, and are reflected in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” Each performance objective under the plan had a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity would be paid, and a maximum achievement level, at which 200% of the target would be paid for each half-year performance period. In addition, we intend for each of our executives’ payouts to comply with Section 162(m) of the Internal Revenue Code, which could result in additional limitations on payouts. For purposes of this table, the minimum estimated possible payout assumes that the threshold achievement level was satisfied. For more information on the 2009 STIC plan, see “Compensation Discussion and Analysis—Elements of Compensation—Short-term Incentive Compensation Plans.”
2.	For 2009, represents, for each of our named executive officers except Mr. Schulman, the target opportunity of performance units for the 2009 annual performance period as of the approval date of the Compensation Committee. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment. For 2009, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and the achievement on the objective was 200% of target.
3.	Represents the stock options granted under our 2009 LTIC plan, which are not subject to adjustment. Vesting occurs in equal installments on each of February 25, 2010, February 25, 2011, February 25, 2012 and February 25, 2013.
4.	For 2009, represents the grant date fair market value of restricted stock units and the fair value of performance units as of the approval date of the Compensation Committee. The performance units are earned based on achievement of certain synergy targets (50% weighting) that were established in 2009 to be achieved by the end of 2010 and 2011, and prepaid revenue (25% weighting) and net subscriber addition (25% weighting) targets for 2010 and 2011 to be set at the start of each respective single-year performance period. The payout of the performance unit award may range from 0% to 150% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment.
5.	Represents an RSU award that was granted at the effective time of Mr. Schulman’s employment with us and will vest in equal installments on each of December 31, 2010 and December 31, 2011.

Option Exercises and Stock Vested

The table below summarizes option awards that were exercised and stock awards that vested in 2009 with respect to each of our named executive officers.

	Option Awards		Sprint Nextel Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Daniel R. Hesse	0	0	1,283,386	(2)	5,216,749
Robert H. Brust	0	0	0		0
Keith O. Cowan	0	0	521,875	(3)	2,154,863
Steven L. Elfman	0	0	313,125	(4)	1,292,917
Daniel H. Schulman	0	0	182,240	(5)	677,022

1.	Amounts reflect the market price of the underlying common stock on the day the RSU award vested multiplied by the number of shares that vested.
2.	Pursuant to his employment agreement, 239,636 of these RSUs vested, but the shares of common stock will not be delivered to Mr. Hesse until seven months after his date of termination. Mr. Hesse surrendered 425,479 shares of common stock receivable upon the vesting of the remaining 1,043,750 RSU awards (excluding the 239,636 mentioned above) to satisfy tax withholding obligations, resulting in Mr. Hesse receiving 618,271 shares of our common stock.
3.	Mr. Cowan surrendered 216,318 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Cowan receiving 305,557 shares of our common stock.
4.	Mr. Elfman surrendered 115,190 shares of common stock receivable upon the vesting of these RSU awards to satisfy tax withholding obligations, resulting in Mr. Elfman receiving 197,935 shares of our common stock.
5.	Mr. Schulman surrendered 64,550 shares of common stock receivable upon the vesting of this RSU award to satisfy tax withholding obligations, resulting in Mr. Schulman receiving 117,690 shares of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes option and stock awards outstanding as of December 31, 2009 held by each of our named executive officers.

	Option Awards						Sprint Nextel Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout\ Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Daniel R. Hesse			2,951,389	(2)	3.59	02/25/2019	562,217	(5)	2,057,714	708,333	(6)	708,333	(6)
	171,115	(3)	342,232	(3)	6.52	03/26/2018
	666,666	(4)	333,334	(4)	13.91	12/17/2017
	666,666	(4)	333,334	(4)	16.69	12/17/2017
	850,000	(4)	425,000	(4)	19.47	12/17/2017

Robert H. Brust			677,201	(7)	8.02	05/01/2018	469,484	(8)	1,718,311

Keith O. Cowan			868,056	(2)	3.59	02/25/2019	331,822	(10)	1,214,469	208,333	(6)	208,333	(6)
	85,558	(3)	171,116	(3)	6.52	03/26/2018
	210,438	(9)	105,219	(9)	21.48	07/09/2017
	105,218	(9)	52,610	(9)	21.48	07/09/2017

Steven L. Elfman			885,417	(2)	3.59	02/25/2019	225,806	(12)	826,450	212,500	(6)	212,500	(6)
			435,730	(11)	9.47	05/04/2018
	51,334	(3)	102,670	(3)	7.89	05/04/2018

Daniel H. Schulman.			1,230,120	(13)	0.78	11/12/2018	1,985,277	(14)	7,266,114	2,250,000	(15)	2,250,000	(15)

1.	Market value is based on the closing price of a share of our common stock of $3.66 on December 31, 2009.
2.	Stock options vest 25% on each of February 25, 2010, February 25, 2011, February 25, 2012 and February 25, 2013.
3.	Stock options vest/vested 33 1/3% on each of February 11, 2009, February 11, 2010 and February 11, 2011.
4.	Stock options vest/vested 33 1/3% on each of December 17, 2008, December 17, 2009 and December 17, 2010.
5.	RSU awards vest as follows:
•	239,636 on December 17, 2010, and
•	322,581 on February 11, 2011.
6.	For 2009, represents, for each of our named executive officers except Mr. Schulman, the fair value of performance units for the 2009 annual performance period as of the approval date of the Compensation Committee. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment. For 2009, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and the achievement on the objective was 200% of target.
7.	Stock options vest 50% on each of May 1, 2010 and May 1, 2011.
8.	RSU award vests 50% on each of May 1, 2010 and May 1, 2011.
9.	Stock options vest/vested 331/3% on each of July 9, 2008, July 9, 2009 and July 9, 2010.
10.	RSU awards vest as follows:
•	170,532 on July 9, 2010, and
•	161,290 on February 11, 2011.
11.	Stock options vest 100% on May 4, 2010.
12.	RSU awards vest as follows:
•	129,032 on May 4, 2010, and
•	96,774 on February 11, 2011.
13.	Stock options vest 1/3 on January 1, 2010 and 2/3 on May 24, 2010.
14.	Awards vest as follows:
•	410,040 RSUs on January 1, 2010
•	182,292 RSAs on May 23, 2010,

•	1,002,320 RSUs on May 24, 2010,
•	195,312 RSUs on December 31, 2010; and
•	195,313 RSUs on December 31, 2011.
15.	For 2009, represents the grant date fair market value of restricted stock units and the fair value of performance units as of the approval date by the Compensation Committee. The performance units are earned based on achievement of certain synergy targets (50% weighting) that were established in 2009 to be achieved by the end of 2010 and 2011, and prepaid revenue (25% weighting) and net subscriber addition (25% weighting) targets for 2010 and 2011 to be set at the start of each respective single-year performance period. The payout of the performance unit award may range from 0% to 150% based on the achievement of those specified results. The award is payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. If paid out in shares, the number of shares awarded will be determined by dividing the payout amount by the average high and low price of our shares on the date the Compensation Committee approves the form of payment.

Compensation Plan Information

We currently sponsor two active equity incentive plans, the 2007 Omnibus Incentive Plan, which we refer to as the 2007 Plan, and our Employee Stock Purchase Plan, which we refer to as the ESPP. We also sponsor the 1997 Long-Term Incentive Program, which we refer to as the 1997 Program; the Nextel Incentive Equity Plan, which we refer to as the Nextel Plan; and the Management Incentive Stock Option Plan, which we refer to as the MISOP. On May 8, 2007, our shareholders approved the 2007 Plan. No new grants can be made under the 1997 Program, the Nextel Plan or the MISOP. In 2009, the board of directors authorized, and our shareholders approved, an additional 80 million shares for future purchases under the ESPP.

The following table provides information about the shares of series 1 common stock that may be issued upon exercise of awards as of December 31, 2009.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders of Series 1 common stock	108,025,907	(1)(2)	$15.31	(3)	259,495,974	(4)(5)(6)(7)
Equity compensation plans not approved by shareholders of Series 1 common stock	17,753,245	(8)	22.08		—

Total	125,779,152				259,495,974

(1)	Includes 37,203,639 shares covered by options and 12,510,536 restricted stock units under the 2007 Plan, 35,235,272 shares covered by options and 3,815,654 restricted stock units outstanding under the 1997 Program and 18,066,607 shares covered by options outstanding under the MISOP. Also includes purchase rights to acquire 1,194,199 shares of common stock accrued at December 31, 2009 under the ESPP. Under the ESPP, each eligible employee may purchase common stock at quarterly intervals at a purchase price per share equal to 95% of the market value on the last business day of the offering period.
(2)	Included in the total of 108,025,907 shares are 12,510,536 restricted stock units under the 2007 Plan, which will be counted against the 2007 Plan maximum in a 2.5 to 1 ratio.
(3)	The weighted average exercise price does not take into account the shares of common stock issuable upon vesting of restricted stock units issued under the 1997 Program or the 2007 Plan. These restricted stock units have no exercise price. The weighted average purchase price also does not take into account the 1,194,199 shares of common stock issuable as a result of the purchase rights accrued under the ESPP; the purchase price of these shares was $3.53 for each share.
(4)	Of these shares, 174,459,795 shares of common stock were available under the 2007 Plan. Through December 31, 2009, 85,971,239 cumulative shares came from the 1997 Program, the Nextel Plan and the MISOP.

(5)	Includes 85,036,179 shares of common stock available for issuance under the ESPP after issuance of the 1,194,199 shares purchased in the fourth quarter 2009 offering. See note 1 above.
(6)	No new awards may be granted under the 1997 Program or the Nextel Plan after April 15, 2007.
(7)	No new options may be granted under the MISOP and therefore this figure does not include any shares of our common stock that may be issued under the MISOP. Most options outstanding under the MISOP, however, grant the holder the right to receive additional options to purchase our common stock if the holder, when exercising a MISOP option, makes payment of the purchase price using shares of previously owned stock. The additional option gives the holder the right to purchase the number of shares of our common stock utilized in payment of the purchase price and tax withholding. The exercise price for this option is equal to the market price of the stock on the date the option is granted, and this option becomes exercisable one year from the date the original option is exercised. This option does not include a right to receive additional options.
(8)	Consists of 17,753,245 options outstanding under the Nextel Plan. There are no deferred shares outstanding under the Nextel Plan.

Pension Benefits

None of our named executive officers are entitled to pension benefits from us.

Nonqualified Deferred Compensation

The table below summarizes the information with respect to our nonqualified deferred compensation plans, and the activity and balances with respect to the account of each named executive officer who participates in one of our deferred compensation plans.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE (2)($)
Daniel R. Hesse	18,056	15,033	60,584	—	409,289
Robert H. Brust	—	—	—	—	—
Keith O. Cowan	—	—	—	—	—
Steven L. Elfman	—	—	—	—	—
Daniel H. Schulman	—	—	—	—	—

(1)	Represents contributions by Mr. Hesse with respect to 2008 earnings but not credited to his account until March 2009. The amounts are included in the Summary Compensation Table in the “Salary” or “Non-Equity Incentive Plan Compensation” columns, as applicable.
(2)	Represents the aggregate balance as of December 31, 2009, adjusted to include company contributions in 2009 but not credited to the account of Mr. Hesse until April 2010.

Each named executive officer is entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan under which they may defer to future years the receipt of certain compensation. None of our named executive officers participated in this plan with respect to compensation earned during 2009. For 2009, participants could defer up to 50% of base salary and 75% of STIC plan payments. Under the 2009 plan, we matched contributions made by participants in an amount up to 4% of eligible earnings above the applicable annual limit, which for 2009 was $245,000, to compensate highly-compensated employees for limitations placed on our 401(k) plan by federal tax law in an amount equal to the matching contribution percentage as of the end of 2009 under our 401(k) plan.

Compensation deferred by participants and any matching contributions made by us are credited to a bookkeeping account that represents our unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad bond and equity indices. Participants may change hypothetical investment elections only four times a year and at least three months must elapse between each change. Under the plan, the amount of our unfunded obligation is determined by tracking the value in the bookkeeping account according to the performance of the hypothetical investments.

Potential Payments Upon Termination of Employment or Change of Control

The amounts shown in the tables and discussed in the narratives below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including accrued salary and vacation pay, distribution of balances under our 401(k) plan and deferred compensation plans available for eligible employees. For more information on the deferred compensation benefits available to our named executive officers, see the Nonqualified Deferred Compensation table and related narrative disclosure above.

Definitions

For purposes of the discussion below regarding potential payments upon termination of employment or change of control, the following are the definitions for “change of control,” “cause” and “good reason.” These definitions are summaries and each applicable employment agreement between us and a named executive officer, and each applicable plan document, sets forth the relevant definition in full.

“Change of control” generally means (1) the acquisition by a person or group of 30% or more of Sprint Nextel’s voting stock; (2) a change in the composition of a majority of our directors; (3) the consummation of a merger, reorganization, business combination or similar transaction after which Sprint Nextel’s shareholders do not hold more than 50% of the combined entity; the members of Sprint Nextel’s board of directors do not constitute a majority of the directors of the combined entity; or a person or group holds 30% or more of the voting securities of the combined entity; or (4) the liquidation or dissolution of Sprint Nextel.

We generally have “cause” to terminate the employment of a named executive officer involuntarily where that officer materially breaches his employment agreement, fails to perform his duties, intentionally acts in a manner that is injurious to us or violates our code of conduct.

“Good reason” generally means, without the named executive officer’s consent, the occurrence of any of the following: (1) a material breach of his employment agreement by Sprint Nextel; (2) the reduction of an executive’s duties or responsibilities, organizational status, or title; (3) a reduction in salary, except for across-the-board salary reductions; (4) our failure to pay any current compensation due, except pursuant to across-the-board compensation deferral; (5) certain relocations; (6) our failure to continue any compensation plan (or, in some cases, the participation level) that is material to an executive’s total compensation; or (7) our failure to obtain an agreement from a successor to perform the employment agreement.

Mr. Hesse

The following table and narrative describe the potential payments upon termination of employment for Daniel R. Hesse, our President and CEO, assuming the date of termination of employment was December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Disability	Death
Compensation:
Base Salary	$2,400,000	$2,400,000	$1,200,000	$0
Short-Term Incentive—	$1,322,634	$2,040,000	$1,322,634	$1,322,634
Short-Term Incentive Plan—Target	$4,080,000	$4,080,000	$0	$0
Long-Term Incentive—Accelerated/Continued Vesting(1)	$2,161,013	$2,264,311	$2,264,311	$2,264,311
Benefits:
Health and Welfare Benefits	$19,318	$19,318	$9,659	$0
Outplacement Services	$35,000	$35,000	$0	$0
TOTAL	$10,017,965	$10,838,629	$4,796,604	$3,586,945

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2009, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2009, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Hesse’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Hesse for good reason, other than in connection with a change of control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of the termination of his employment, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (1) 2009, based on actual performance and (2) the two fiscal years following his termination at the lesser of the target amount or actual performance, with each annual payment being made after the Compensation Committee has determined whether targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•

continued vesting through the severance period of options granted and RSUs awarded to Mr. Hesse and receipt of the Sign-On RSU Award (as defined in his employment agreement) on the first business day of the seventh month following his termination; and

•	outplacement services for two years in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Hesse’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Hesse for good reason, and the termination date was within an 18-month period following a change of control, Mr. Hesse would have been entitled to receive:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the short-term incentive award for 2009, at the target amount;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs awarded to Mr. Hesse and receipt of the Sign-On RSU Award on the first business day of the seventh month following his termination; and

•	outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Hesse’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro-rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs awarded to Mr. Hesse.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Hesse voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2009, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Hesse’s employment been terminated on December 31, 2009 by us by reason of disability, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long Term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2009, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs awarded to Mr. Hesse and receipt of the Sign-On RSU Award on the first business day of the seventh month following his termination.

Termination as a Result of Death

Had Mr. Hesse’s employment been terminated by reason of death on December 31, 2009, his estate, which is the same as for our employees generally, would have been entitled to receive the short-term incentive award for 2009, based on actual performance, and immediate vesting of options granted and RSUs awarded to Mr. Hesse.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Hesse’s entitlement to receive the amounts referenced in the above table, Mr. Hesse would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Hesse had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Brust

The following table and narrative describe the potential payments upon termination of employment for Robert H. Brust, our CFO, assuming the date of termination of employment was December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Voluntary Termination or Termination for Cause	Disability	Death
Compensation:
Base Salary	$333,333	$333,333	$0	$333,333	$0
Sign-On Bonus Award	$700,000	$700,000	$700,000	$700,000	$700,000
Short-Term Incentive	$842,855	$842,855	$842,855	$842,855	$842,855
Short-Term Incentive Plan—Target	$433,333	$433,333	$0	$0	$0
Long-Term Incentive—Accelerated/Continued Vesting(1)	$859,156	$1,718,312	$0	$1,718,311	$1,718,311
Benefits:
Health and Welfare Benefits	$295	$295	$0	$295	$0
Outplacement Services	$0	$0	$0	$0	$0
TOTAL	$3,168,972	$4,028,128	$1,542,855	$3,594,795	$3,261,166

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2009, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2009, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Brust’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Brust for good reason, other than in connection with a change in control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary for the remainder of his employment term, through periodic payments with the same frequency as our payroll schedule;

•	his Sign-On Bonus Award (as defined in his employment agreement) of $700,000;

•

payment of the short-term incentive award for (1) 2009, based on actual performance and (2) 2010, prorated to May 1, 2010, at the lesser of the target amount or actual performance, with each annual payment being made after the Compensation Committee has determined whether targets were achieved;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•

immediate vesting of the unvested portions of the Sign-On Option Award and Sign-On RSU Award (each as defined in his employment agreement) scheduled to vest on the second anniversary of the date of grant and forfeiture of the remaining unvested portion scheduled to vest on the third anniversary of the date of grant.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Brust’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Brust for good reason, and the termination date was within an 18-month period following a change of control, Mr. Brust would have been entitled to receive, as soon as practicable:

•	continuation of his then-current base salary for the remainder of his employment term, through periodic payments with the same frequency as our payroll schedule;

•	his Sign-On Bonus Award of $700,000;

•	payment of the short-term incentive award for 2010, prorated to May 1, 2010, at the target amount in equal bi-weekly installments for the remainder of his employment term;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•	immediate vesting of all options granted and RSUs awarded to Mr. Brust.

Normal Retirement

At Mr. Brust’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro-rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs awarded to Mr. Brust.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Brust voluntarily terminated his employment with us without good reason or been termination by us for cause on December 31, 2009, he would have been entitled to receive his short-term incentive award for 2009.

Termination as a Result of Disability

Had Mr. Brust’s employment been terminated by reason of disability on December 31, 2009, he would have been entitled to receive:

•

continuation of his then-current base salary for the remainder of his employment term, less any benefits paid under our Long Term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	his Sign-On Bonus Award of $700,000;

•	payment of the short-term incentive award for 2009, based on actual performance;

•	continued participation in certain of our welfare plans for the remainder of his employment term; and

•	immediate vesting of options granted and RSUs awarded to Mr. Brust.

Termination as a Result of Death

Had Mr. Brust’s employment been terminated by reason of death on December 31, 2009, his estate, which is the same as for our employees generally, would have been entitled to receive the Sign-On Bonus Award of $700,000, payment of the short-term incentive award for 2009, based on actual performance, and immediate vesting of options granted and RSUs awarded to Mr. Brust.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Brust’s entitlement to receive the amounts referenced in the above table, Mr. Brust would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the period following the termination of his employment through May 1, 2011, prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Brust had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Cowan

The following table and narrative describe the potential payments upon termination of employment for Keith O. Cowan, our President, Strategic Planning and Corporate Initiatives, assuming the date of termination of employment was December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Disability	Death
Compensation:
Base Salary	$1,450,000	$1,450,000	$725,000	$0
Short-Term Incentive	$587,567	$906,250	$587,567	$587,567
Short-Term Incentive Plan—Target	$1,812,500	$1,812,500	$0	$0
Long-Term Incentive—Accelerated/Continued Vesting(1)	$1,244,850	$1,275,232	$1,275,232	$1,275,232
Benefits:
Health and Welfare Benefits	$19,226	$19,226	$9,613	$0
Outplacement Services	$35,000	$35,000	$0	$0
TOTAL	$5,149,143	$5,498,208	$2,597,412	$1,862,799

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2009, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2009, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Cowan’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Cowan for good reason, other than in connection with a change of control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of the termination of his employment, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (1) 2009, based on actual performance and (2) the two fiscal years following his termination at the lesser of the target amount or actual performance, with each annual payment being made after the Compensation Committee has determined whether targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	continued vesting through the severance period of options granted and RSUs awarded to Mr. Cowan; and

•	outplacement services in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Cowan’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Cowan for good reason, and the termination date was within an 18-month period following a change of control, Mr. Cowan would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the 2009 short-term incentive award, at the target amount;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs awarded to Mr. Cowan; and

•	outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Cowan’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro-rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs awarded to Mr. Cowan.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Cowan voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2009, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Cowan’s employment been terminated by reason of disability on December 31, 2009, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long Term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2009, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs awarded to Mr. Cowan.

Termination as a Result of Death

Had Mr. Cowan’s employment been terminated by reason of death on December 31, 2009, his estate, which is the same as for our employees generally, would have been entitled to receive payment of the short-term incentive award for 2009, based on actual performance, and immediate vesting of options granted and RSUs awarded to Mr. Cowan.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Cowan’s entitlement to receive the amounts referenced in the above table, Mr. Cowan would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Cowan had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Elfman

The following table and narrative describe the potential payments upon termination of employment for Steven L. Elfman, our President, Network Operations and Wholesale, assuming the date of termination of employment was December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Disability	Death
Compensation:
Base Salary	$1,300,000	$1,300,000	$650,000	$0
Short-Term Incentive—	$526,784	$812,500	$526,784	$526,784
Short-Term Incentive Plan—Target	$1,625,000	$1,625,000	$0	$0
Long-Term Incentive—Accelerated/Continued Vesting(1)	$857,440	$888,429	$888,429	$888,429
Benefits:
Health and Welfare Benefits	$12,906	$12,906	$6,453	$0
Outplacement Services	$35,000	$35,000	$0	$0
TOTAL	$4,357,130	$4,673,835	$2,071,666	$1,415,213

(1)	The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 31, 2009, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 31, 2009, multiplied by the number of RSUs.

Termination Without Cause or Resignation for Good Reason

Had Mr. Elfman’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Elfman for good reason, other than in connection with a change in control, he would have been entitled to receive the following severance benefits:

•	continuation of his then-current base salary through the second anniversary of his termination of employment, through periodic payments with the same frequency as our payroll schedule;

•

payment of the short-term incentive award for (1) 2009, based on actual performance and (2) the two fiscal years following his termination at the lesser of the target amount or actual performance, with each annual payment being made after the Compensation Committee has determined whether targets were achieved;

•	continued participation in certain of our welfare plans for a period of two years;

•	continued vesting through the severance period of options granted and RSUs awarded to Mr. Elfman; and

•	outplacement services in an amount not to exceed $35,000.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Elfman’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Elfman for good reason, and the termination date was within an 18-month period following a change of control, Mr. Elfman would have been entitled to receive, as soon as practicable:

•	an amount equal to two times the sum of: (1) his then-current base salary and (2) his then-current short-term incentive target opportunity;

•	payment of the 2009 short-term incentive award, at the target amount;

•	continued participation in certain of our welfare plans for a period of two years;

•	immediate vesting of all options granted and RSUs awarded to Mr. Elfman; and outplacement services in an amount not to exceed $35,000.

Normal Retirement

At Mr. Elfman’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to a pro-rata portion of the short-term incentive award for the year of termination, based on our actual performance, continued participation in certain of our welfare plans and acceleration of options granted and RSUs awarded to Mr. Elfman.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Elfman voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2009, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Elfman’s employment been terminated by reason of disability on December 31, 2009, he would have been entitled to receive:

•	continuation of his then-current base salary for 12 months, less any benefits paid under our Long Term Disability Plan, through periodic payments with the same frequency as our payroll schedule;

•	payment of the short-term incentive award for 2009, based on actual performance;

•	continued participation in certain of our welfare plans for a period of one year; and

•	immediate vesting of options granted and RSUs awarded to Mr. Elfman.

Termination as a Result of Death

Had Mr. Elfman’s employment been terminated by reason of death on December 31, 2009, his estate, which is the same as for our employees generally, would have been entitled to receive payment of the short-term incentive award for 2009, based on actual performance, and immediate vesting of options granted and RSUs awarded to Mr. Elfman.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Elfman’s entitlement to receive the amounts referenced in the above table, Mr. Elfman would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 24-month period following the termination of his employment, prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Elfman had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Mr. Schulman

The following table and narrative describe the potential payments upon termination of employment for Daniel H. Schulman, our President, Prepaid, assuming the date of termination of employment was December 31, 2009.

Executive Benefits and Payments Upon Termination	Termination Without Cause or for Good Reason	Change of Control: Termination Without Cause or for Good Reason	Disability	Death
Compensation:
Base Salary	$1,500,000	$1,500,000	$1,500,000	$1,500,000
Short-Term Incentive	$513,000	$513,000	$513,000	$513,000
Short-Term Incentive Plan—Target	$1,800,000	$1,800,000	$1,800,000	$1,800,000
2009 Mid-Term Incentive Plan	$1,298,000	$1,298,000	$1,298,000	$1,298,000
Long-Term Incentive—Accelerated Vesting	$10,808,859	$10,808,859	$10,808,859	$10,808,859
Benefits:
Health and Welfare Benefits	$0	$0	$0	$0
Outplacement Services	$0	$0	$0	$0
TOTAL	$15,919,859	$15,919,859	$15,919,859	$15,919,859

Termination Without Cause or Resignation for Good Reason

Had Mr. Schulman’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Schulman for good reason, other than in connection with a change in control of Sprint Nextel, he would have been entitled to receive the following severance benefits:

•	a lump sum cash payment equal to two times the sum of (1) his base salary in effect on the Virgin Mobile merger date and (2) his 2009 target bonus (120% of such base salary);

•	payment of the short-term incentive award for 2009, based on actual performance, with payment being made after the Compensation Committee determined whether targets were achieved;

•	payment of the Virgin Mobile 2009 Mid-Term Incentive Plan award, based on actual performance; and

•	immediate vesting of options granted and RSUs awarded to Mr. Schulman by us or by Virgin Mobile.

Termination Without Cause or For Good Reason Due to a Change of Control

Had Mr. Schulman’s employment been terminated on December 31, 2009, either by us without cause or by Mr. Schulman for good reason, and the termination date was within a 24-month period following a change of control of Sprint Nextel, Mr. Schulman would have been entitled to receive, as soon as practicable:

•	a lump sum payment equal to two times the sum of: (1) his base salary in effect on the Virgin Mobile merger date and (2) his 2009 target bonus (120% of such base salary);

•	payment of the short-term incentive award for 2009, based on actual performance, with payment being made after the Compensation Committee determined whether targets were achieved;

•	payment of the Virgin Mobile 2009 Mid-Term Incentive Plan award, based on actual performance; and

•	immediate vesting of all options granted and RSUs awarded to Mr. Schulman by us or by Virgin Mobile.

Normal Retirement

At Mr. Schulman’s normal (age 65) retirement and assuming satisfaction of service-based conditions, he would be entitled, as are our employees generally, to payment of the short-term incentive award for the year of termination, based on our actual performance, and continued participation in certain of our welfare plans.

Voluntary Termination of Employment or Termination for Cause

Had Mr. Schulman voluntarily terminated his employment with us without good reason or been terminated by us for cause on December 31, 2009, he would not have been entitled to any benefits other than those available to our employees generally.

Termination as a Result of Disability

Had Mr. Schulman’s employment been terminated by reason of disability on December 31, 2009, he would have been entitled to receive:

•	a lump sum payment equal to two times the sum of: (1) his base salary in effect on the Virgin Mobile merger date and (2) his 2009 target bonus (120% of such base salary);

•	payment of the short-term incentive award for 2009, based on actual performance, with payment being made after the Compensation Committee determined whether targets were achieved;

•	payment of the Virgin Mobile 2009 Mid-Term Incentive Plan award, based on actual performance; and

•	accelerated vesting of options granted and RSUs awarded to Mr. Schulman by us or by Virgin Mobile.

Termination as a Result of Death

Had Mr. Schulman’s employment been terminated by reason of death on December 31, 2009, his estate would have been entitled to receive an amount equal to:

•	a lump sum cash payment equal to two times the sum of (1) his base salary in effect on the Virgin Mobile merger date and (2) his 2009 target bonus (120% of such base salary);

•	payment of the short-term incentive award for 2009 based on actual performance, with payment being made after the Compensation Committee determined whether targets were achieved;

•	payment of the Virgin Mobile 2009 Mid-Term Incentive Plan award, based on actual performance; and

•	immediate vesting of options granted and RSUs awarded to Mr. Schulman by us or by Virgin Mobile.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to Mr. Schulman’s entitlement to receive the amounts referenced in the above table, Mr. Schulman would have been:

•	required to execute a release in favor of us;

•	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of his employment;

•	for the 12-month period following the termination of his employment, prohibited from:

•	engaging in certain employment activities with a competitor of ours;

•	soliciting our employees and certain other parties doing business with us to terminate their relationships with us; and

•	soliciting or assisting any party to undertake any action that would be reasonably likely to, or is intended to, result in a change of control or seek to control our board of directors.

If Mr. Schulman had breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Certain Relationships and Related Transactions

We engage a relocation company that, among other things, purchases the former residences of executive and professional level employees to facilitate relocations made at our request. The relocation company then markets and sells the former residence without the involvement of the employee. Sprint receives any gain on the sale or reimburses the relocation company for any loss. We are also responsible for costs associated with the maintenance and sale of the residence, including payment of a service fee to the relocation company. In 2009, Robert H. Johnson, who became President – CDMA on May 20, 2009, and Ryan H. Siurek, who became Vice President, Assistant Controller on January 5, 2009, relocated to the Kansas City area. The relocation company purchased each officer’s former residence at an appraised value. The purchase price for Mr. Johnson’s former residence was $799,950, and for Mr. Siurek was $223,500. The relocation company later sold the residences for $755,000 and $211,541, respectively. We paid the relocation company for the difference between the purchase and sale price in each case.

In 2007, our board of directors adopted a written policy regarding the review and approval or ratification of transactions involving our company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding voting stock, each of whom is referred to as a related party. Our policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $120,000, except for approved compensation-related arrangements. Our corporate governance and legal staff are primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

We have a related party transaction committee comprised of members of management that reviews related party transactions to determine, based on the facts and circumstances, the potential amount involved and whether a related party has a direct or indirect material interest in the transaction. The related party transaction committee then makes a recommendation to the Audit Committee of our board of directors regarding the appropriateness of the related party transaction. The Audit Committee approves or ratifies the related party transaction only if it determines the transaction is in the best interests of our company and our shareholders. No related party transactions were brought before the Audit Committee in 2009.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting for our company and our subsidiaries for the year ending December 31, 2010. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following paragraphs describe the fees billed for professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008.

Audit Fees

For professional services rendered for the audit of our 2009 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2009 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $15.3 million.

For professional services rendered for the audit of our 2008 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2008 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of $15.4 million.

These amounts also include reviews of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.

Audit-Related Fees

For professional audit-related services rendered to us, KPMG billed us a total of approximately $900,000 in 2009. Audit-related services in 2009 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

For professional audit-related services rendered to us, KPMG billed us a total of $1.3 million in 2008. Audit-related services in 2008 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

Tax Fees

For professional tax services rendered to us, KPMG billed us a total of approximately $100,000 in 2009. Tax services in 2009 primarily included tax consultation matters.

For professional tax services rendered to us, KPMG billed us a total of approximately $100,000 in 2008. Tax services in 2008 primarily included tax consultation matters.

All Other Fees

In 2009 and 2008, KPMG did not bill any fees in addition to the fees described above.

The Audit Committee determined that the non-audit services rendered by KPMG in 2009 and 2008 were compatible with maintaining its independence as auditors of our consolidated financial statements.

The Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. Our Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services; however, pre-approval authority may be delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services under our policy, which is more restrictive than the SEC rules. Any permissible non-audit service engagement must be specifically approved in advance by the Audit Committee. We provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG in this Proposal 2.

Proposal 3. Approval of an Amendment to the 2007 Omnibus Incentive Plan

(Item 3 on Proxy Card)

The following is a discussion of our proposal to amend the Sprint Nextel Corporation 2007 Omnibus Incentive Plan, which we refer to as the 2007 Plan, to provide for the one-time, value-for-value exchange of certain outstanding employee stock options. Our board of directors authorized the program subject to shareholder approval of the amendment of the 2007 Plan to permit the exchange program. If implemented, the program would permit some of our employees, excluding our directors and named executive officers, to surrender for cancellation certain outstanding stock options with an exercise price substantially greater than our current trading price in exchange for a lesser number of stock options. You are urged to read this detailed discussion in considering our proposal.

Background & Reason for the Option Exchange Program

We have granted stock options from time to time for decades as a substantial component of our employees’ at–risk compensation in order to motivate them to achieve key business objectives that we believe create long-term shareholder value. As an award of equity, stock options allow our employees to benefit from our success and the increase in share value, thereby aligning their interests with those of our shareholders. Our stock option awards also provide an incentive for our highly experienced employees to continue their employment with us to further our growth in a highly competitive industry.

The decline over the past several years in our stock price, however, has impinged on our goal of utilizing stock options to retain and motivate employees in these challenging times. This is because many of our stock options now have exercise prices that substantially exceed not only the current market price but also the 52-week high price of our shares.

As with so many other companies, the steep reduction in our stock price was significantly impacted by the recent global financial and economic crisis. Job losses and other factors contributing to less discretionary income have deeply affected our industry. Increased competition in our business has resulted in declines in our revenue. Further, high rates of penetration in most of our markets limits our growth potential and impacts our stock price, which has actually outperformed some of our competitors’ over the past year.

We have taken significant steps toward expanding our business in order to increase our stock price for shareholders. In November 2008, we entered into an agreement with Clearwire Corporation to build out the first nationwide 4G network, which we expect to create shareholder value in the future. In late 2009, we acquired Virgin Mobile to broaden our product offerings in the prepaid wireless market and iPCS, Inc. to expand our direct customer base, grow our direct coverage area and simplify our business operations. To simplify and improve our customer experience, we have introduced new tools, pricing plans and upgraded assistance and refocused our wholesale business.

In addition to our customer-oriented actions, we have taken steps to improve operating cash flow and reduce our cost structure to align with the reduced revenues expected from fewer post-paid subscribers. Our actions included significant workforce reductions in 2008 and 2009. We have also achieved other reductions in operating expenses and non-essential capital spending.

Despite our efforts to reinvigorate our business and improve our performance, our stock price has remained at a relatively low level. Additionally, despite our continued efforts, the economic recession, increased market volatility and other factors, some of which are beyond our control, could prevent significant near-term increases in stock price.

Similarly, our employees’ stock options have decreased in perceived and actual current and potential economic value. This in turn means their outstanding stock options are failing to provide adequate performance and retention incentives for our experienced employees and therefore do not achieve our goal of aligning our employees’ interests with that of our shareholders. At a time when we need our employees’ motivation to be at its peak, the stock options that have comprised a significant portion of their compensation have become demotivating. We have designed the proposed Option Exchange Program to revive the retention and motivational value of stock option awards held by our employees with a goal of improving the long-term value of our stock for our shareholders. The material principles of the Option Exchange Program, such as the program eligibility criteria for employees and options, the exchange ratios for replacement options, and the vesting and expiration terms of the replacement options, reflect our sensitivity toward protecting shareholder interests in the implementation of such a program. In particular, the Option Exchange Program would:

•

reduce our overhang (the total number of our outstanding stock options awards not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year); and

•	reduce future dilution of shareholder interests since a smaller number of stock options would be granted in exchange for those surrendered, with the net shares being permanently retired.

Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 33.2 million shares would be surrendered and canceled, while replacement options covering approximately 9.1 million shares would be granted, resulting in a net reduction in the equity award overhang by approximately 24.1 million shares. As of March 12, 2010, the total number of shares of our common stock outstanding was 2.9773 billion and the closing price of our common stock was $3.60 per share.

The following information as of March 12, 2010 with respect to equity incentive plans applicable to this Option Exchange Program (see “—Compensation Plan Information”) is presented for reference:

Shares available for future grant	192,801,426
Shares issuable pursuant to outstanding options:	96,691,026
Weighted average exercise price of all outstanding options	$14.42
Weighted average remaining term of all outstanding options	5.51 years
Shares issuable pursuant to all other outstanding equity awards(1)	10,310,489

(1)	Consists of RSUs and RSAs.

If our shareholders do not approve the 2007 Plan amendment authorizing the Option Exchange Program, eligible stock options will remain outstanding and in effect in accordance with their existing terms.

Alternatives Considered

We believe the Option Exchange Program is a more cost-effective way of motivating and retaining key contributors than several other alternatives available, which we considered and rejected as described below:

•

Issuing incremental equity would increase overhang and further dilute shareholder interests, whereas the proposed Option Exchange Program would be expected to decrease overhang and reduce shareholder dilution;

•

Increasing cash compensation would significantly increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results without the above-cited benefits accompanying the Option Exchange Program;

•	Exchanging options for cash would have the same deleterious effects as just noted for increasing cash compensation; and

•

Exchanging options for other forms of equity compensation (e.g., RSUs) would result in higher exchange ratios, which would be significantly less attractive to employees, resulting in lower participation rates, in turn undermining the retention and motivation goals of the program.

Basic Structure of the Option Exchange Program

Our proposed Option Exchange Program has the following material features:

•

The program would be available to more than 9,000 eligible employees holding eligible stock options, as defined below, other than our named executive officers. Eligible employees would be those who are currently employed as of the date new options would be granted. The program would not be available to members of our Board of Directors. An employee-shareholder vote in favor of this proposal does not constitute an election to participate in the Option Exchange Program.

•

Stock options eligible for the Option Exchange Program would be those with an exercise price at least as high as a minimum floor price based on, as of the beginning of the exchange offer period, both the current and 52-week high prices of our shares. We would exclude stock options granted in the recent past because they would be considered to have intrinsic value in the near future as well as stock options expiring by their terms before the end of the exchange offer period.

•

The number of stock options replacing the tendered ones would be determined by an “exchange ratio” that is set shortly before the start of the Option Exchange Program using the Black-Scholes option pricing model. In our proposed Option Exchange Program, the exchange ratio would depend on the exercise price of the original option and is designed to provide, in the aggregate, a value- and expense-neutral exchange.

•	The exercise price for the new options would be set on the grant date of the Option Exchange Program using the closing price of our shares as of that date.

•	The vesting period for the new options would be 50% per year over the first two years after the date of grant and the expiration date for the new options would be seven years from the date of grant.

•	The underlying net shares recaptured through the Option Exchange Program would be permanently retired, thereby decreasing total potential future dilution to shareholders.

Following is the status of our outstanding underwater stock options as of March 12, 2010 that would be eligible for the Option Exchange Program based on a then-applicable 52-week high stock price of $5.78 and a then-current fair market value of our shares of $3.60:

# Shares Underlying options:	33,205,027
Weighted Average Exercise Price:	$18.28
Weighted Average Remaining Life of Option:	4.24 years

Implementation of the Option Exchange Program

On February 26, 2010 our board of directors, upon recommendation of the Compensation Committee and subject to shareholder approval, authorized the Option Exchange Program. We are seeking shareholder approval in order to satisfy the listing rules of the NYSE, to comply with the terms of Section 20 of the 2007 Plan and as a matter of good corporate governance. Shareholder approval of this proposal would apply to this Option Exchange Program only and would not result in amendment of any other terms of the 2007 Plan except as provided in this proposal. If we were to implement another stock option exchange program in the future, we would be required to seek separate shareholder approval of that subsequent program.

If approved by shareholders, we would commence the Option Exchange Program within 12 months, providing eligible employees a written offer to exchange specified eligible stock options, which we refer to as the Offer, which would be filed with the SEC. The Offer would set forth the precise terms, process and timing of the Offer. Employees would be given at least 20 business days to consider whether they wish to surrender their existing eligible stock options, and if so how many, on a grant-by-grant basis in exchange for new stock options.

Once the Offer closed, eligible options that were surrendered would be cancelled, and the Compensation Committee would approve grants of new stock options to the applicable employees in accordance with the applicable exchange ratios. All new options would be nonstatutory stock options granted under the 2007 Plan and would be subject to the terms of such plan and an award agreement entered into between the company and each participating employee. The new stock options would be issued effective the trading day immediately after the end of the Offer.

Details of Option Exchange Program

Eligible Options. The options eligible for exchange in the Option Exchange Program would be those:

•

as of the date that the Option Exchange Program commenced, with an exercise price greater than the higher of (a) the then-current 52-week high trading price of our shares and (b) 150% of the then-current price of our shares;

•	not granted within the 12 months immediately preceding the date that the Option Exchange Program commenced; and

•	not scheduled to expire before the Option Exchange Program would close.

Eligible Employees. The Option Exchange Program would be open to all US and international employees as of the date that the Option Exchange Program commenced and who were still employed as of the grant date of the replacement options who hold eligible options, except our named executive officers. Former employees, whether retired or otherwise, and members of our board of directors are not eligible. As of March 12, 2010, there were approximately 9,345 employees eligible to participate in the Option Exchange Program based on the assumptions above.

Exchange Ratios. The exchange ratio would be used to determine how many options an employee must surrender in order to receive a replacement option. Using a ratio is intended to result in the issuance of new stock options that have a fair value approximately equal to the fair value of the surrendered eligible stock options they replace under FASB ASC Topic 718 and RiskMetrics Group methodologies.

Our Option Exchange Program is proposed to offer two “tiers” in which eligible options at one similar set of exercise prices would be exchanged for a corresponding number of replacement options and eligible options at another similar set of exercise prices would be exchanged for another number of replacement options. The exchange ratio for the higher-priced tier would be higher than the exchange ratio for the lower-priced tier. Setting the exchange ratios in this manner is intended to result in the offer of replacement options that have a fair value equal, in the aggregate, to the fair value of the tendered options they replace.

The actual exchange ratios would be determined by the Compensation Committee shortly before the beginning of the Option Exchange Program. However, we have determined that the exchange ratios would be based on the fair value of the eligible options using the Black-Scholes option pricing model, consistent with our past methodologies and based on reasonable assumptions about factors such as the volatility of our stock, the holding period and expected term of an option.

We cannot determine the exact exchange ratios until the beginning of the Offer, but we have provided the following example for illustration purposes, based on the following assumptions:

Option Exchange Program would have commenced on March 12, 2010

Then-applicable 52-week high stock price: $5.78

Then-current fair market value of our shares: $3.60

Resulting minimum exercise price eligible for program: $6.08

Assumption for expected volatility for valuations: 71.81%

For Exercise Prices of an Eligible Option Equal to:	The Exchange Ratio Would Be (# eligible options to # replacement options):
$6.08 to $13.17	2:1
$13.18 to $118.16	4.5:1

If we assume that all eligible options in the above example were surrendered in the Option Exchange Program, following is additional information for the eligible options and the replacement options that would be granted in the exchange:

Eligible Options	Exercise Price of Options	$6.08 to $13.17	$13.18 to $118.16
	Number of Shares Underlying	6,044,808	27,160,219
	Weighted Average Exercise Price	$8.41	$20.47
	Weighted Average Remaining Life	4.87 years	3.73 years
	Exchange Ratio	2:1	4.5:1
	Number of Shares Underlying Replacement Options	3,022,404	6,035,604

Following the exchange in the example above (excluding any grants after March 12, 2010) with respect to equity incentive plans applicable to this Option Exchange Program (see “—Compensation Plan Information”), there would be 183,743,418 shares available for grant, 72,544,007 options outstanding and 10,310,489 restricted stock units and restricted stock awards outstanding under the 2007 Plan. These outstanding options would have a weighted average exercise price of $11.30 and a weighted average remaining term of 6.28 years.

Exercise Price of Replacement Options. The exercise price of the replacement option would be equal to the closing price of our shares on the replacement option grant date.

Vesting Provisions. The replacement options would ratably vest 50% per year over the first two years after the grant date of the replacement option.

Term. The replacement options would have a seven-year term.

Accounting Treatment

We expect we would recognize a negligible incremental compensation cost of the replacement options granted in the Option Exchange Program over the vesting period of the replacement options. This would be measured as the excess of the fair value of the replacement options on their grant date over the fair value of the surrendered eligible options immediately before the exchange. This amount would not be significant because the exchange ratios are designed to result in a fair value exchange.

Effect on Shareholders

We are not able to predict the impact of the Option Exchange Program on your interests as a shareholder because we are unable to predict how many eligible employees would exchange their eligible stock options or what the future market price of our shares would be on the date that the new stock options are granted. It is our goal that the increase in motivational value associated with the exchange to new options with a higher intrinsic value would result in increased long-term share value. In addition, the program would reduce the need to issue supplemental stock options to remain competitive with other employers and/or seek to authorization of additional shares under the 2007 Plan in the future.

US Tax Consequences

The exchange of stock options pursuant to the Option Exchange Program should be treated as a non-taxable exchange and neither we nor any of our participating employees should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the Option Exchange Program would be designated as non-qualified stock options for U.S. federal income tax purposes; as such, upon exercise of the replacement options the option holder would recognize tax compensation and we would recognize a tax deduction equal to the excess of the fair market value of the stock received upon exercise over the exercise price. A more detailed summary of tax considerations would be provided to all participants in the Option Exchange Program documents.

Text of Amendment to 2007 Plan

Section 20(c) of the 2007 Plan would be amended by adding the language indicated in underlined text (and deleting the letter indicated in strike through text) as follows:

(c)

The Board or the Compensation Committee will not, without the further approval of the stockholders of the Corporation, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, respectively. No Option Right or Appreciation Right will be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, or for another award, or for cash without further approval of the stockholders of the Corporation, except as provided in Section 12. Furthermore, no Option Right or Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or grant or sale of Restricted Stock, Restricted Stock Units or other awards pursuant to Section 10 of this Plan, without further approval of the stockholders of the Corporation. Except for the Option Exchange Program as specifically described below, t~~T~~his Section 20(c) is intended to prohibit the repricing of “underwater” Option Rights or Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

Stock Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to the foregoing paragraph, the Corporation, by action of the Compensation Committee, may effect an option exchange program (the Option Exchange Program”), to be commenced through an option exchange offer within 12 months of approval of this Plan amendment. Under any option exchange offer, Eligible Employees (as defined below) would be offered the opportunity to exchange Eligible Options (as defined below) (the “Surrendered Option”) for new Options (the “New Options”) as follows:

(1)	each New Option shall have a “value” (determined in accordance with a generally accepted valuation method as of a date prior to the commencement of any exchange offer) substantially equal to the value of the Surrendered Option;

(2)	the Compensation Committee shall determine exchange ratios for the Option Exchange Program consistent with the foregoing pursuant to which each New Option shall represent the right to purchase fewer shares than the shares underlying the Surrendered Option, and the per share exercise price of each New Option shall be not less than the fair market value of a share of Common Stock on the date of grant of the New Option;

(3)	each Surrendered Option shall be exchanged for a New Option with 50% vesting upon each of one and two years, and an expiration date seven years, after the grant date.

Eligible Employees means any employees of the Corporation and its wholly-owned subsidiaries other than its “named executive officers” and Eligible Options means any option other than a New Option where, as of the date specified by the terms of the exchange offer (which date shall be not more than ten business days prior to any exchange offer), the per share exercise price of such option is greater than the higher of (a) the then-current 52-week high per share trading price of our Common Stock and (b) 150% of the then-current per share trading price of our Common Stock. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.

Summary of the 2007 Plan

The following is a summary of the material terms of the 2007 Plan as proposed to be amended and is qualified in its entirety by reference to the 2007 Plan. A copy of the 2007 Plan before the amendment submitted with this proposal may be found attached as exhibit 10.42 to the company’s annual report on Form 10-K for the year ended December 31, 2008 filed on February 27, 2009.

Administration and Term of the 2007 Plan. The selection of employee participants in the 2007 Plan and the level of participation of each participant is determined by the Compensation Committee, except that our full board makes these determinations as to outside directors. To comply with applicable securities and tax laws and rules of the NYSE, the Compensation Committee must be comprised of two or more individuals, each of whom must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m) of the IRC, and an “independent director” within the meaning of the rules of the NYSE. Currently, the Compensation Committee is comprised of three directors who satisfy each of these rules and requirements.

The Compensation Committee has the authority to, among other things, interpret the 2007 Plan, to establish and revise rules and regulations relating to the 2007 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2007 Plan. The Compensation Committee may delegate any or all of its authority to administer the 2007 Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the IRC.

No new awards may be granted under the 2007 Plan after May 8, 2017. The 2007 Plan may be terminated earlier by our board.

Eligibility. From time to time, the Compensation Committee, or as to outside directors the full board, determines who will be granted awards, the number of shares or performance units subject to such grants, and the terms of awards. Under the 2007 Plan, awards may be granted to our employees, our outside directors and other individuals providing services to us, including but not limited to consultants, advisors, and independent contractors.

Stock Options and Stock Appreciation Rights. The Compensation Committee determines the terms of each stock option grant at the time of the grant. Stock options granted under the 2007 Plan may be either non-qualified stock options or incentive stock options, or ISOs, qualifying under Section 422 of the IRC. The exercise price of any stock option granted may not be less than the market value of our shares (i.e., the closing price on the NYSE) on the date the option is granted. The exercise price is payable in cash, by delivery of shares of our common stock, or other methods approved by the Compensation Committee. No stock option will authorize the payment of dividend equivalents or be exercisable for a period of more than ten years from the date of grant.

SARs may be granted in tandem with stock options or may be freestanding. The Compensation Committee determines the terms of each SAR at the time of the grant. No freestanding SAR may be granted at less than the market value of our shares on the date that the SAR is granted nor have a term of longer than ten years. Distributions to a holder of a SAR may be made in shares of our common stock, in cash or in a combination of both. No SAR will authorize the payment of dividend equivalents.

Subject to adjustment as described under “Adjustment” below, the 2007 Plan does not permit “repricing” of stock options or SARs without the approval of our shareholders. However, upon the approval of this proposal by our shareholders, we may within 12 months of such approval implement a one-time-only value-for-value option exchange offer, pursuant to which the eligible outstanding options could, at the election of the option holder, be tendered to us for cancellation in exchange for the issuance of a lesser number of options with a lower exercise price.

Restricted Stock. Restricted stock may not be disposed of by the participant until certain restrictions established by the Compensation Committee lapse. Restricted stock may be issued for such consideration as the Compensation Committee determines, including no consideration other than the rendering of services. The holder of restricted stock has all of the rights of a shareholder, including the right to vote shares and the right to receive cash dividends.

Restricted Stock Units. An RSU represents the right for the participant to receive one share of our common stock from us at a particular date in the future. Unlike the holder of restricted stock, the holder of an RSU has none of the rights of a holder of any shares of our common stock underlying the RSU until the shares are delivered, but the Compensation Committee may authorize the payment of dividend equivalents on RSUs.

Performance Shares and Performance Units. A performance share is the equivalent of one share of our common stock, and a performance unit is the equivalent of $1.00. Performance shares and performance units may be paid in cash, shares of our common stock, restricted stock, RSUs, or any combination thereof. Performance shares and performance units will be subject to terms and conditions that the Compensation Committee deems advisable or appropriate, consistent with the provisions of the 2007 Plan. The management objectives and performance levels to be achieved for each performance period and the amount of the award to be distributed will be determined by the Compensation Committee.

Other Awards. The 2007 Plan also permits grants of awards valued in whole or in part by reference to, or otherwise based on, (1) shares of our common stock or factors that may influence the value of such shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, awards with value and payment contingent upon performance of our company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of, ours; (2) cash; or (3) any combination of the foregoing. The Compensation Committee determines the terms and conditions of such awards, which may include the achievement of management objectives.

Payment of Outside Directors’ Fees in Common Stock. The 2007 Plan provides that, in lieu of cash payments, outside directors may elect to receive all or part of their annual retainer and their meeting and committee meeting fees in shares of our common stock. The price at which outside directors may acquire shares of stock is the market value of our shares on the last trading day of the quarter in which the fees are earned.

In addition, outside directors may elect annually to defer receipt of such common stock. Shares deferred under this election are transferred by us to a trust, which holds the shares until the outside director’s termination of board service. The outside directors also may elect annually to receive payment out of the trust in a lump sum or installments and in shares of our common stock or cash. During the period the shares are held in trust, the outside director has voting rights with respect to the shares and the trustee reinvests the dividends on the shares in additional shares of our common stock. The trust is subject to the claims of creditors of our company.

Adjustment. In the event of any change in the number or kind of outstanding shares of our common stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our common stock, an appropriate adjustment will be made consistent with applicable provisions of the IRC and applicable Treasury Department rulings and regulations:

•	In the number and kind of shares for which awards may be granted, both in the aggregate and the individual limitations each calendar year;

•	In the number and kind of shares subject to outstanding awards;

•	In the exercise price of a stock option or base price of a SAR; and

•	Other adjustments as the board deems appropriate.

Change in Control. Unless otherwise provided in an award agreement, if there is a change in control of us (as defined in the 2007 Plan) and the resulting entity assumes, converts or replaces the outstanding awards under the 2007 Plan, the awards will become fully vested only upon the participant’s involuntary termination of employment without cause, or resignation with good reason for certain executives, in connection with the change in control. On the other hand, if the resulting entity does not assume, convert or replace awards outstanding under the 2007 Plan, the awards will become fully vested and no longer be subject to any restrictions, and any management objectives will be deemed to have been satisfied at target.

If the acceleration of vesting of outstanding awards, together with all other payments or benefits contingent on the change in control within the meaning of Section 280G of the IRC, results in any portion of the payment or benefits not being deductible by us as a result of the application of Section 280G, the benefits will be reduced until the entire amount of the benefits is deductible, unless a participant’s employment agreement or other arrangement with us provides otherwise.

Transferability. Awards made under the 2007 Plan are generally not transferable by our employees except by will or the laws of descent and distribution. Our board or the Compensation Committee may permit transfers of awards to any one or more family members.

Tax Aspects of the 2007 Plan. Under present law, the following are the federal income tax consequences generally arising with respect to awards to be granted under the 2007 Plan.

Tax Consequences to Participants. The grant of an option or SAR creates no tax consequences for a participant at the time of grant. Generally, upon exercising an option (other than an ISO) or a SAR, the participant must recognize ordinary income equal to the difference between the exercise price (or base price in the case of a SAR) and the market value of the stock on the date of the exercise. The treatment of a disposition of shares acquired through the exercise of an option or SAR depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a SAR or a non-qualified option (i.e., an option other than an ISO).

With respect to other awards granted under the 2007 Plan that are settled either in cash or in our shares or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the market value of shares or other property received. With respect to awards that are settled in shares of our common stock or other property that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier. Before the time the shares become transferable or not subject to substantial risk of forfeiture, any dividends received by the participant are treated as additional compensation.

Tax Consequences to Us. To the extent that a participant recognizes ordinary income in the circumstances described above, we are entitled to a corresponding deduction provided that, among other things, the income:

•	Meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the IRC; and

•	Is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the IRC.

Section 162(m) provides an exception to this limitation for performance-based compensation the management objectives upon which, the annual maximum limits for which, and eligible employees under which were approved by our shareholders in 2007.

Amendment and Termination. Our board may amend or terminate the 2007 Plan, but may not, without prior approval of our shareholders:

•	Increase the number of shares of our common stock that may be issued under the 2007 Plan, except as described under “Adjustment” above; or

•

Otherwise modify the 2007 Plan in circumstances in which such approval is required under rules of the NYSE or, if the shares of our common stock are not traded on the NYSE, the principal national securities exchange upon which the shares are traded.

Plan Benefits. The amount and timing of awards granted under the 2007 Omnibus Incentive Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the 2007 Omnibus Incentive Plan by our executive officers and other employees are discretionary and are therefore not determinable at this time.

Shareholder Approval

The affirmative vote of the majority of the votes cast by holders of our shares present in person or represented by proxy at the Annual Meeting will result in the approval of the amendment to the 2007 Plan. The approval of this proposal is not dependent on the approval of any other proposal to be considered by shareholders at the Annual Meeting.

Potential Modification of Option Exchange Program Terms

While we expect that the terms of the Option Exchange Program, if approved by shareholders, would be materially similar to those set forth in this discussion, we may find it necessary or appropriate to change the terms of the Option Exchange Program to take into account accounting rules, changed circumstances, company policy decisions or administrative needs. Further, even if the amendment to the 2007 Plan is approved by our shareholders, we retain the discretion to amend non-material terms, postpone or not proceed with the commencement of the Options Exchange Program or under certain circumstances cancel the Option Exchange Program once it has commenced. In addition, it is currently our intention to make the program available to eligible employees outside the U.S. where permitted by applicable law and where we determine it is practicable to do so. It is possible we will need to make further modifications to the terms offered to non-U.S. employees.

Our Board of Directors recommends a vote “FOR” the approval of the amendment to the 2007 Omnibus Incentive Plan in this Proposal 3.

Proposal 4. Shareholder Proposal Concerning Political Contributions

(Item 4 on Proxy Card)

Resolved, that the shareholders of Sprint Nextel (“Company”) hereby request that the Company provide a report disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Shareholder’s Supporting Statement

As long-term shareholders of Sprint Nextel, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Sprint Nextel contributed at least $5 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and the National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml).

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna, and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Our Response to the Shareholder Proposal

Political contributions, where permitted, are an important part of the regulatory and legislative process. We are in a highly regulated industry and our operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates we can charge customers, our profitability and even how we must provide services to competitors. It is important that we actively participate in the electoral and legislative processes in order to protect your interests as shareholders. We do so by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance our business objectives and the interests of our shareholders. In making such contributions, we are committed to complying with campaign finance and lobbying laws, as well as changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses. The amount of our expenditures in this area is de minimis as compared to our total expenditures in a year. The adoption of this proposal would add unnecessary costs to our business.

We believe that significant information about our political contributions is already publicly available as required by applicable state and federal law. Moreover, we are continuing to improve the disclosure of our political expenditures so that we are even more transparent than required in this area. We also believe that this is in your best interests.

In addition, no company funds are expended to make federal political contributions. As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which we operate have extensive reporting requirements. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on us.

This proposal would impose unwarranted expenditures of funds and administrative burdens on us and would be uniquely applicable only to us and not to our competitors, unions or any other participants in the process. Your directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to us.

Our Board of Directors recommends a vote “AGAINST” this Proposal 4.

Proposal 5. Shareholder Proposal Concerning an Advisory Vote on Executive Compensation

(Item 5 on Proxy Card)

Resolved, that the shareholders of Sprint Nextel Corporation recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Shareholder’s Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and more than 20 companies had votes over 50% demonstrating strong shareholder support for this reform.

Investor, public and legislative concerns about executive compensation have reached new levels of intensity. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation especially when tied to an innovative investor communication program.

Over 25 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe existing SEC rules and stock exchange listing standard do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help share senior executive compensation.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareholders a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

Our Response to the Shareholder Proposal

This proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to our named executive officers who appear in the Summary Compensation Table on page 39 of this proxy statement. For the reasons explained below, our board of directors believes that adopting this proposal is unnecessary and not in our shareholders’ best interest.

The Compensation Committee of our board of directors is responsible for establishing and maintaining a competitive, fair and equitable compensation policy that attracts, motivates and retains the talented employees necessary to execute our strategies and achieve our goals. To this end, the Compensation Committee, which is comprised entirely of independent directors, is responsible for setting compensation levels for our executives. When establishing programs or setting compensation levels, the Compensation Committee makes numerous decisions, all requiring judgment and careful balancing among a number of competing interests and our shareholders. The Compensation Committee considers both public and confidential information about our strategies and performance when assessing executive performance and setting compensation levels. Some of this information cannot be made available to our shareholders without also releasing proprietary and competitive data to our competitors. As proposed, therefore, our shareholders would be asked to endorse or reject compensation decisions without complete information or, alternatively, to have us publicly disclose proprietary and competitive information.

Even if the proposal were adopted, the results of the requested advisory vote cannot be expected to provide us with meaningful results. If shareholders do not ratify compensation decisions, we will understand that shareholders are dissatisfied; however, the source of the dissatisfaction will not be clear. In addition, a failure to ratify compensation decisions will not make the Compensation Committee aware of what actions it should take to address the shareholders’ concerns that led to the failure to ratify.

Moreover, as noted in this proposal’s supporting statement, Congress is in the process of enacting legislation. A “say on pay” provision was included in a bill that passed the House of Representatives last summer; additionally, a bill that would address this topic has been introduced in the Senate. Accordingly, since we are confident that our executive pay policies are in line with those of similarly situated companies, including our industry peers, we believe an advisory vote by our shareholders at this point in time would not be prudent and that we should await the outcome of any possible legislation.

While our board of directors believes that the Compensation Committee is in the best position to determine executive compensation levels, we appreciate that shareholders’ views must be heard and valued. Shareholders wishing to express their opinions on our executive compensation strategy, or any other matter of interest regarding us, are encouraged to do so by writing a member of our board of directors, including any member of the Compensation Committee, at:

Board Communications Designee

c/o Sprint Nextel Corporation

6200 Sprint Parkway

Mailstop: KSOPHF0302-3B424

Overland Park, KS 66251

Shareholders may also send an email to boardinquiries@sprint.com or visit our website at http://www.sprint.com/governance/board/contact/ for this and further information on contacting our board of directors.

Our board of directors believes that the approach of contacting a member as described above facilitates a sharing of shareholder views and is ultimately more meaningful and useful to the board of directors than a non-binding advisory vote that is based on incomplete information and one that would not identify the specific areas of concern.

Our Board of Directors recommends a vote “AGAINST” this Proposal 5.

Proposal 6. Shareholder Proposal Concerning Shareholder Action by Written Consent

(Item 6 on Proxy Card)

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the extent permitted by law.

Shareholder’s Supporting Statement

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholders’ ability to act by written consent, are significantly correlated to a reduction in shareholder value.

We gave 77%-support to a 2009 shareholder proposal calling for a shareholder right to call a special meeting. This 77%-support even translated into 62%-support from all shares outstanding.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “High Concern” in takeover defenses and “Very High Concern” in executive pay – $19 million for our CEO Daniel Hesse.

The Corporate Library was concerned that our company’s long-term executive incentive plan used the same targets as our short-term incentive plan in determining the amount of performance-based restricted stock to award. Moreover, the performance stock received for the achievement of quarterly goals vested six months after the end of the quarter in which they were awarded.

A securities class action lawsuit alleged that between October 26th, 2006 and February 27th, 2008, defendants in our company issued materially false and misleading statements regarding our company’s business and financial results. As a result, Sprint stock traded at artificially inflated prices during this period.

Our Chairman, James Hance, who also chaired our audit committee, is potentially over-boarded with five board seats. Toping this was Robert Bennett, who represented one-third of our audit committee and was on six boards including the “D” and “F” rated boards of Discovery Holding Company (DISCA), Liberty Entertainment (LMDIA), Liberty Interactive Group (LINTA) and Liberty Media (LCAPA). Directors Sven-Christer Nilsson and William Nuti owned no stock.

We had no shareholder right to cumulative voting, act by written consent, call a special meeting or vote on executive pay.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent–Yes on 3.

Our Response to the Shareholder Proposal

The proposal is asking the board of directors to “undertake such steps as may be necessary to permit shareholders to act by written consent of a majority of our shares outstanding to the extent permitted by law.”

Shareholder action by written consent of a majority of the shares outstanding has little practical value for a public company such as Sprint Nextel. Under Kansas law, in which we are incorporated, shareholders may act by written consent of a majority of outstanding shares in one limited exception: in the election of directors at an annual meeting but only if all of the directorships are vacant and will be filled by approval of the written consent. Because Sprint Nextel’s Articles of Incorporation provide that (1) all directors hold office until the next annual meeting and until a successor has been elected, and (2) any directorship vacancy may be filled by the board of directors, the likelihood that all of the directorships would be vacant at one time for an annual meeting is extremely unlikely. Because the likelihood is so remote, we do not believe it is in the best interest of the shareholders to adopt this shareholder proposal.

Moreover, the board of directors believes that meaningful shareholder participation is critical to our long-term success. We believe, however, that there are important reasons for requiring the unanimous consensus of all our shareholders in order to undertake certain actions in lieu of the requirement to hold a shareholder meeting, including the election of directors. The unanimous consent provision protects all shareholders against the self-interested actions of a few large investors, who would be able to initiate an approval via written consent by giving you only minimal prior notice and little opportunity for input with respect to the actions to be voted upon. Our board of directors believes that Sprint and its shareholders should be far more deliberate prior to taking actions of important corporate matters and that, in the absence of overwhelming shareholder support, should be taken only with the involvement of you and our existing board of directors.

Our Board of Directors recommends a vote “AGAINST” this Proposal 6.

Other Matters to Come Before the Meeting

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in Proposal 1; (2) for ratification of the selection of the independent registered public accounting firm described in Proposal 2; (3) for Proposal 3 relating to the amendment to the 2007 Plan; and (4) against the shareholder proposals described in Proposals 4, 5 and 6. Should any matter not described above be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment as permitted. One shareholder has indicated his intention to present a proposal at the annual meeting requiring that the board of directors provide certain information and disclosures regarding our code of ethics. This proposal is not included in this proxy statement because it was properly excluded pursuant to SEC rules. If this proposal is properly presented at the meeting and any adjornment or postponement of the meeting, the persons named in the proxy card will use their discretionary authority to vote against the proposal. Other than this proposal and other shareholder proposals properly omitted from this proxy statement pursuant to SEC rules as well as the other matters discussed in this proxy statement, the board of directors has not received timely notice of any other matter that may come before the annual meeting.

Future Shareholder Proposals

The deadline for submitting shareholder proposals to be included in the proxy statement for our 2011 annual meeting of shareholders is November 29, 2010. If you intend to submit a proposal, it must be received by our Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, no later than that date.

If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our Corporate Secretary at 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, between December 12, 2010 and January 11, 2011. For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business. The notice must also include your name, address, and the class and number of shares of our stock that you own.

Annex A

2010 Sprint Nextel Annual Meeting

The Ritz Charles, Overland Park

9000 W. 137th Street

Overland Park, Kansas 66221

913-685-2600

A-1

SPRINT NEXTEL CORPORATION

6200 SPRINT PARKWAY

OVERLAND PARK, KS 66251

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 10, 2010 (May 6, 2010 for shares held through our 401(k) plan). Have the control number in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Sprint in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 10, 2010 (May 6, 2010 for shares held through our 401(k) plan). Have the control number in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M22474-P90304	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SPRINT NEXTEL CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a Robert R. Bennett	☐	☐	☐
	1b Gordon M. Bethune	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain
	1c Larry C. Glasscock	☐	☐	☐	4.	To vote on a shareholder proposal concerning political contributions.	☐	☐	☐
	1d James H. Hance, Jr.	☐	☐	☐	5.	To vote on a shareholder proposal concerning an advisory vote on executive compensation.	☐	☐	☐
	1e Daniel R. Hesse	☐	☐	☐	6.	To vote on a shareholder proposal concerning shareholders’ ability to act by written consent.	☐	☐	☐
	1f V. Janet Hill	☐	☐	☐

NOTE: The proxy holder will vote in their discretion on any other business as may properly come before the meeting or any adjournment thereof, including any shareholder proposal omitted from the accompanying Proxy Statement pursuant to rule 14a-8 of the proxy rules of the Securities and Exchange Commission.

	1g Frank Ianna	☐	☐	☐
	1h Sven-Christer Nilsson	☐	☐	☐
	1i William R. Nuti	☐	☐	☐
	1j Rodney O’Neal	☐	☐	☐

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Sprint Nextel for 2010.	☐	☐	☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
3.	To approve an amendment to the 2007 Omnibus Incentive Plan to permit a one-time, value-for-value stock option exchange program for employees other than directors and named executive officers.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

ADMISSION TICKET

2010 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 11, 2010

10:00 a.m. Central time

The Ritz Charles, Overland Park

9000 W. 137th Street

Overland Park, Kansas 66221

THIS ADMISSION TICKET ADMITS ONLY THE

NAMED SHAREHOLDER AND A GUEST, OR

PERSONS HOLDING PROXIES FROM SHAREHOLDERS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M22475-P90304

SPRINT NEXTEL CORPORATION

6200 SPRINT PARKWAY

OVERLAND PARK, KANSAS 66251

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 11, 2010

The undersigned hereby appoints Charles R.Wunsch and Timothy P. O’Grady, and each of them, with full power of substitution, as proxies, to vote all the shares of stock of Sprint Nextel Corporation (“Sprint Nextel”) that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders to be held May 11, 2010, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting, including any shareholder proposal omitted from the accompanying Proxy Statement pursuant to rule 14a-8 of the proxy rules of the Securities and Exchange Commission.

This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR items 1, 2 and 3 and AGAINST items 4, 5 and 6. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder.